Exhibit 10.16

***Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type the registrant treats as private or confidential. Such omitted information is indicated by brackets (“[Redacted]”) in this exhibit.***

UNICENTURY GROUP HOLDING LIMITED

YXT.COM HOLDING LIMITED

YXT.COM (HK) LIMITED (雲學堂控股(香港)有限公司)

YUNXUETANG INFORMATION TECHNOLOGY (JIANGSU) CO., LTD. (云学堂信息科技(江苏)有限公司)

JIANGSU YUNXUETANG NETWORK TECHNOLOGY CO., LTD. (江苏云学堂网络科技有限公司)

BEIJING YUNXUETANG NETWORK TECHNOLOGY CO., LTD. (北京云学堂网络科技有限公司)

SUZHOU XUANCAI NETWORK TECHNOLOGY CO., LTD. (苏州炫彩网络科技有限公司)

SUZHOU XIWENLEJIAN NETWORK TECHNOLOGY CO., LTD. (苏州喜闻乐见网络科技有限公司)

BEIJING GUOSHI TECHNOLOGY CO., LTD. (北京果识科技有限公司)

DIGITAL B-SCHOOL CHINA LIMITED

CEIBS MANAGEMENT LTD.

THE PERSONS LISTED IN SCHEDULE I-A

AND

MATRIX PARTNERS CHINA VI HONG KONG LIMITED

Hundreds Three Fund Limited Partnership

SCC Growth VI Holdco E, Ltd.

SERIES E2 PREFERRED SHARE PURCHASE AGREEMENT

DATED MARCH 22, 2021

Table of Content

1.	DEFINITIONS	3

2.	AGREEMENT TO PURCHASE AND SELL SHARES	13

3.	CLOSINGS; DELIVERIES	14

4.	REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS	14

5.	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR	42

6.	CONDITIONS TO THE INVESTOR’S OBLIGATIONS AT THE CLOSING	42

7.	CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING	44

8.	COVENANTS OF THE WARRANTORS	45

9.	MISCELLANEOUS	55

LIST OF SCHEDULES AND EXHIBITS		70

1

THIS SERIES E2 PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 22, 2021, by and among:

(1)	UNICENTURY GROUP HOLDING LIMITED, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”);

(2)	YXT.COM Holding Limited, a business company incorporated and existing under the Laws of the British Virgin Islands (the “BVI Subsidiary I”);

(3)	YXT.COM (HK) LIMITED (雲學堂控股(香港)有限公司), a company incorporated and existing under the Laws of Hong Kong (the “HK Subsidiary I”);

(4)	Yunxuetang Information Technology (Jiangsu) Co., Ltd. (云学堂信息科技(江苏)有限公司), a wholly foreign owned enterprise incorporated and existing under the Laws of the PRC (the “WFOE I”);

(5)	Jiangsu Yunxuetang Network Technology Co., Ltd. (江苏云学堂网络科技有限公司), a company incorporated and existing under the Laws of the PRC (“Jiangsu Yunxuetang”);

(6)	Beijing Yunxuetang Network Technology Co., Ltd. (北京云学堂网络科技有限公司), a company incorporated and existing under the Laws of the PRC (“Beijing Yunxuetang”);

(7)	Suzhou Xuancai Network Technology Co., Ltd. (苏州炫彩网络科技有限公司), a company incorporated and existing under the Laws of the PRC (“Suzhou Xuancai”);

(8)	Suzhou Xiwenlejian Network Technology Co., Ltd. (苏州喜闻乐见网络科技有限公司), a company incorporated and existing under the Laws of the PRC (“XWLJ”);

(9)	Beijing Guoshi Technology Co., Ltd. (北京果识科技有限公司), a company incorporated and existing under the Laws of the PRC (“Beijing Guoshi”);

(10)	Digital B-School China Limited, an exempted company incorporated and existing under the Laws of the Cayman Islands (the “Cayman Subsidiary”);

(11)	CEIBS Management Ltd., a limited company incorporated and existing under the Laws of the British Virgin Islands (the “BVI Subsidiary II”);

(12)	Lu Xiaoyan (卢小燕) (a/k/a 卢睿泽), a PRC citizen with the PRC ID Card No. being [Redacted] (“Founder Lu”);

(13)

Unicentury Holdings Limited, a business company incorporated in the British Virgin Islands with limited liability which is wholly owned by Founder Lu (“Founder Lu Holdco”, together with Founder Lu, the “Founder Parties”, and each a “Founder Party”); and

(14)	The Persons as set forth on Schedule I-B (each an “Investor” and collectively, the “Investors”).

RECITALS

WHEREAS:

A. The Company holds one hundred percent (100%) of the equity interest of the BVI Subsidiary I. The BVI Subsidiary I holds one hundred percent (100%) of the equity interest of the HK Subsidiary I. The HK Subsidiary I holds one hundred percent (100%) of the equity interest of the WFOE I, which in turn controls Jiangsu Yunxuetang through the Yunxuetang Cooperative Agreements (as defined below).

B. The Company holds one hundred percent (100%) of the equity interest of the Cayman Subsidiary and BVI Subsidiary II, respectively. The Cayman Subsidiary and the BVI Subsidiary II together hold sixty percent (60%) of the equity interest of CEIBS Publishing Group Limited, a company incorporated and existing under the Laws of Hong Kong (the “HK Subsidiary II”, together with the HK Subsidiary I, the “HK Subsidiaries”, and each a “HK Subsidiary”). The HK Subsidiary II holds one hundred percent (100%) of the equity interest of Fenghe Corporation Management Consulting CO., Ltd. (枫合企业管理咨询（上海）有限公司), a company incorporated and existing under the Laws of PRC (the “WFOE II”, together with the WFOE I, the “WFOEs”, and each a “WFOE”), which in turn controls Shanghai Fenghe Culture Communication Co., Ltd. (上海峰禾文化传播有限公司), a company incorporated and existing under the Laws of PRC (“Shanghai Fenghe”) through the Fenghe Cooperative Agreements (as defined below) and Shanghai Zhong Ou International Culture Communication Co., Ltd. (上海中欧国际文化传播有限公司), a company incorporated and existing under the Laws of PRC (“Shanghai Zhong Ou”, together with Jiangsu Yunxuetang, Beijing Yunxuetang, Suzhou Xuancai, XWLJ, Beijing Guoshi, and Shanghai Fenghe, the “Domestic Companies”, and each a “Domestic Company”) through the Zhong Ou Cooperative Agreements (as defined below, together with the Yunxuetang Cooperative Agreements and the Fenghe Cooperative Agreements, the “Cooperative Agreements”). Further particulars of the Group Companies as of the date hereof are set out in Schedule II to this Agreement.

C. The Group Companies collectively engage in the business of research and development of software (including Software-as-a-Service or “SaaS”), development and operation of internet or mobile network platforms and design, production, distribution and sale of multimedia courses, in each case, related to professional/skill training or education and enterprise informatization, and providing of related technical, consulting and supporting services, and other business as approved by the Board (the “Business”). The Company seeks expansion capital to grow the Business and, correspondingly, seeks to secure investment from the Investors, on the terms and conditions set forth herein.

D. The Company desires to issue and sell to each Investor, and each Investor desires to purchase from the Company, certain number of series E2 convertible redeemable preferred shares, par value US$0.0001 per share, of the Company (the “Series E2 Preferred Shares”) on the terms and conditions herein.

E. Matrix, April Sky Management Limited (“April Sky”) and the Company entered into a share transfer agreement (the “April Share Transfer Agreement”) on February 5, 2021, pursuant to which, Matrix has purchased from April Sky 1,501,006 Ordinary Shares of the Company (the “April Transferred Shares”);

F. Matrix and Founder Lu Holdco intend to enter into a share transfer agreement (the “Founder Lu Share Transfer Agreement”) on the date hereof, pursuant to which, Founder Lu Holdco desires to transfer to Matrix, and Matrix desires to purchase from Founder Lu Holdco, certain number of Ordinary Shares of the Company (the “Founder Lu Transferred Shares”, together with the April Transferred Shares, the “Transferred Shares”). It is expected that the closing of such transfer and the Closing hereunder will occur concurrently and shall be conditional on the occurrence of each other.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS.

1.1	Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Action” means any notice, charge, claim, action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, whether at law or in equity, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

“Anti-Corruption Laws” means Laws relating to anti-bribery or anticorruption (governmental or commercial), which are applicable to the business and dealings of any Group Company, and their respective shareholders, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, as amended, the Anti-Unfair Competition Law of the PRC, the Criminal Law of the PRC, and the Provision Regulations on Anti-Commercial Bribery.

“Anti-Money Laundering Laws” means Laws relating to money laundering, including, without limitation, financial recordkeeping and reporting requirements, which apply to the business and dealings of any Group Company, and their shareholders; such as, without limitation, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, as amended, all money laundering-related laws of other jurisdictions where any Group Company conducts business or own asset.

“Associate” means, in relation to an individual, any of his or her Family Members, nominee or trustee of any trust in which such individual or any of his or her Family Members is a beneficiary or a discretionary object, or any Affiliate of any of the aforesaid persons or any person acting under his or her instructions (pursuant to an agreement or arrangement, formal or otherwise) in each case from time to time.

“Balance Sheet Date” means December 31, 2020.

“Board” means the board of directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday or any public holidays, on which banks are ordinarily open for business in the Cayman Islands, Hong Kong, and the PRC.

“Company Owned Intellectual Property” means any Intellectual Property owned by the Group Companies.

“Compliance Laws” means Laws relating to anti-bribery, anti-corruption, anti-money laundering, and trade control, including the Anti-Corruption Laws, the Anti-Money Laundering Laws and the Trade Control Laws.

“Contract” means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise, and such power shall conclusively be presumed to exist upon (i) the possession, directly or indirectly, of more than fifty percent (50%) ownership interest of such Person; (ii) the possession, directly or indirectly, of more than fifty percent (50%) of voting securities of such Person; or (iii) the possession, directly or indirectly, of the power to nominate or appoint a majority of the members of the board of directors or similar governing body of such Person; and the terms “controlling” and “controlled” and “under common control with” have meanings correlative to the foregoing.

“Circular 7” means the Circular of the State Administration of Foreign Exchange on Foreign Exchange Administration of Domestic Individuals’ Participation in Share Incentive Plan of Offshore Public Companies (《关于境内个人参与境外上市公司股权激励计划外汇管理有关问题的通知》) and its successor regulations, implementing rules and guidelines under the Laws of the PRC.

“Circular 37” means the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration of Offshore Financing, Investment and Roundtrip Investment through Special Purpose Companies by PRC Residents (《关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》) and its successor regulations, implementing rules and guidelines under the Laws of the PRC.

“Course Materials” means any course materials, including but not limited to, handouts, presentation materials and downloadable contents, that are used by the Domestic Companies in connection with the conduct of the Business, whether or not developed (i) independently by the Domestic Companies, (ii) jointly with any third parties, or (iii) independently by any third parties.

“Existing Articles” means the Sixth Amended and Restated Memorandum and Articles of Association of the Company adopted by a special resolution passed on January 25, 2021.

“Existing Shareholders Agreement” means the Fourth Amended and Restated Shareholders Agreement dated January 25, 2021 by and among the Company, the Cayman Subsidiary, the BVI Subsidiaries, the HK Subsidiary I, the WFOE I, Jiangsu Yunxuetang, Beijing Yunxuetang, Suzhou Xuancai, XWLJ, Beijing Guoshi, Founder Lu, the existing shareholders of the Company and other parties thereto.

“Employee Benefit Plan” means any employment Contract, deferred compensation Contract, bonus plan, incentive plan, profit sharing plan, retirement Contract or other employment compensation Contract or any other plan which provides or provided benefits for any past or present employee, officer, consultant, and/or director of any Group Company or with respect to which contributions are or have been made on account of any past or present employee, officer, consultant, and/or director of any Group Company.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interest, equity interest, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“ESOP” means an employee stock option, equity incentive, purchase or participation plan or equivalent for the benefit of the employees, officers, directors, advisors, contractors and consultants of the Group Companies.

“Family Members” of an individual means his or her spouse, children or step-children, grandchildren, brothers, sisters, parents, grandparents, in-laws and each person who lives together with this individual in the same household.

“Fenghe Cooperative Agreements” means:

(i) the Exclusive Technology and Consulting Service Agreement (独家技术与咨询服务协议) by and between the WFOE II and Shanghai Fenghe dated June 24, 2020;

(ii) the Exclusive Option Agreement (独家购买权协议) by and among the WFOE II, Shanghai Fenghe and the equity holders of Shanghai Fenghe dated June 24, 2020;

(iii) the Equity Interest Pledge Agreement (股权质押协议) by and among the WFOE II, Shanghai Fenghe and the equity holders of Shanghai Fenghe dated June 24, 2020; and

(iv) the Shareholders Voting Rights Proxy Agreement (股东表决权委托协议) by and among the WFOE II, Shanghai Fenghe and the equity holders of Shanghai Fenghe dated June 24, 2020.

“Financial Statements” means, collectively:

(i) the consolidated and unaudited income statements, statements of cash flows and balance sheets of the Company (without incorporating the Cayman Subsidiary, the BVI Subsidiary II, the HK Subsidiary II, the WFOE II, Shanghai Fenghe and Shanghai Zhong Ou in the scope of its consolidated financial statements) for the fiscal years ended December 31, 2019 and December 31, 2020;

(ii) the consolidated and unaudited income statements, statements of cash flows and balance sheets of the Company for the fiscal year ended December 31, 2020; and

(iii) unaudited income statements, statements of cash flows and balance sheets for each of Shanghai Fenghe and Shanghai Zhong Ou for fiscal years ended December 31, 2019 and December 31, 2020.

“Group Companies” or the “Group” means collectively the Company, the Cayman Subsidiary, the BVI Subsidiary I, the BVI Subsidiary II, the HK Subsidiary I, the HK Subsidiary II, the WFOEs, the Domestic Companies and each other entity which is directly or indirectly controlled by the Company or whose financial statements are consolidated with those of the Company in accordance with the IFRS and are recorded on the books of the Company for financial reporting purposes (each, a “Group Company”).

“Governmental Authority(ies)” means any government of any nation or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any Governmental Authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IFRS” means the International Financial Reporting Standards, as may be amended from time to time.

“Intellectual Property” means all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes of a company, and all documentation related to any of the foregoing.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable governmental orders.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, Law, equity or otherwise.

“Material Adverse Effect” means any change, effect, event, occurrence, state of fact or development that, individually or together with any one or more changes, effects events, occurrences, states of facts or developments, has had or would be reasonably expected to have a material adverse impact on (i) the business, operation, assets (including intangible assets), liabilities, financial position, earnings, financial or other condition, prospects, properties, or results of operations of the Group Companies taken as a whole, or (ii) the ability of the Company, any other Group Company or the Founder Parties to perform the material obligations of such Person hereunder or under any other Transaction Document in accordance with their terms, as applicable, other than effects due to or resulting from (a) changes in general economic or market conditions; (b) matters generally affecting the industries in which the Group Companies operate; (c) changes in generally accepted accounting principles or standards applicable to any member of the Group Companies; (d) changes in Laws; and (e) acts taken or omissions made in accordance with Transaction Documents or at the request of the Investors; provided that (i) effects due to or resulting from the foregoing clause (a) or (b) shall be excluded from the definition of “Material Adverse Effect” only to the extent that the Group Companies are not disproportionately affected by comparison to other companies with the same or similar level of valuation operating in the industries in which the Group Companies operate, and (ii) effects due to or resulting from the foregoing clause (d) shall be excluded from the definition of “Material Adverse Effect” only to the extent that the Group Companies are not disproportionately affected by comparison to other companies whose principal business is the same as or similar to that of the Group.

“Matrix” means Matrix Partners China VI Hong Kong Limited.

“Non-wholly Owned/Controlled Subsidiaries’ means the Group Companies whose equity interests are not one-hundred percent (100%) held or controlled (whether directly or indirectly) by the Company, including without limitation the HK Subsidiary II, the WFOE II, Shanghai Fenghe and Shanghai Zhong Ou, and a “Non-wholly Owned/Controlled Subsidiary” means any of them.

“Offshore Group Companies” means the Company, the BVI Subsidiary I, the HK Subsidiary I, the Cayman Subsidiary, the BVI Subsidiary II and the HK Subsidiary II collectively, and “Offshore Group Company” means any of the foregoing.

“Ordinary Shares” shall mean, the Company’s ordinary shares, par value US$0.0001 per share.

“Permit” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Person” means, any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“PRC GAAP” means the PRC generally accepted accounting principles.

“Preferred Shares” means the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares and the Series E2 Preferred Shares collectively.

“Prior Financing Documents” means collectively:

(i) the Series A Preferred Share Purchase Agreement dated as of November 3, 2017 by and among SIG China Investments Master Fund IV, LLLP (“SIG”), the Company and other parties thereto (the “Series A SPA”);

(iii) the Series B Preferred Share Purchase Agreement dated as of September 10, 2018 by and among the Company, Ximalaya (Hong Kong) Limited, Potato Capital Holding Limited, Bronze Shield Limited and other parties thereto;

(iv) the Series C Preferred Share Purchase Agreement dated as of September 10, 2018 by and among the Company, YF Elite Alliance Limited and other parties thereto;

(v) the Series D Preferred Share Purchase Agreement dated as of December 31, 2019 by and among the Company, SIG, Jump Shot Holdings Limited and other parties thereto;

(vi) the Series E Preferred Share Purchase Agreement dated as of January 9, 2021 by and among the Company, Image Frame Investment (HK) Limited and other parties thereto; and

(vii) the other agreements and documents contemplated by or required for implementing the transactions contemplated by any of the foregoing (other than those agreements or documents without any outstanding rights and obligations).

“Public Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise.

“Qualified Public Offering” has the meaning set forth in the Shareholders Agreement.

“Registered Intellectual Property” means all Intellectual Property solely owned by any Group Company, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority.

“Related Party” means, with respect to any Group Company:

(i) any holder of any Equity Securities of any Group Company;

(ii) any director, officer, supervisory board member or key employee of any Group Company;

(iii) any Affiliate of any of the foregoing persons specified in (i) or (ii);

(iv) any Person in which any of the foregoing persons specified in (i) or (ii) has any interest, other than a passive shareholding of less than 10%;

(v) any other Affiliate of any Group Company; or

(vi) any Person in which Founder Lu has any interest other than any Equity Securities in any other Group Company or passive shareholding of less than 5%.

Notwithstanding the foregoing, the Company shall not be deemed as a Related Party to any Wholly Owned/Controlled Subsidiary and any Wholly Owned/Controlled Subsidiary shall not be deemed as a Related Party to the Company, and one Wholly Owned/Controlled Subsidiary shall not be deemed as a Related Party to another Wholly Owned/Controlled Subsidiary.

“Restated Articles” means the Seventh Amended and Restated Memorandum and Articles of Association of the Company to be adopted on or prior to the Closing, in the form attached hereto as Exhibit A.

“SAFE” means the State Administration of Foreign Exchange of the PRC and its local counterparts.

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under the Trade Control Laws, including (i) a national or resident of any U.S. embargoed or restricted country or other Sanctioned Country, (ii) included on, or affiliated with any Person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, or (iii) a Person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rule.

“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Control Laws (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Shareholders Agreement” means the Fifth Amended and Restated Shareholders Agreement to be entered into by and among the parties hereto and certain other parties thereto on or prior to the Closing and effective as of the Closing, in the form attached hereto as Exhibit B.

“Share Restriction Agreements” means (i) the Founder Lu Share Restriction Agreement to be entered into by and among the Company, Founder Lu and all other parties thereto on or prior to the Closing, and (ii) the Share Restriction Agreement executed by and among the Company, Ding Jie and all other parties thereto on January 15, 2020.

“Tax” means any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education tax), property (including urban real estate tax and land use taxes), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes of any kind whatsoever, and all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any of the foregoing tax items.

“Tax Return” means any return, report or statement showing taxes, used to pay taxes, or required to be filed with respect to any tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional tax.

“Trade Control Laws” means all U.S. and non-U.S. Laws relating to (i) economic or trade sanctions (including Laws administered or enforced by the U.S. Department of Treasury OFAC or the U.S. Department of State), (ii) export, re-export, transfer, and import controls (including the U.S. Export Administration Regulations, and the Laws administered by U.S. Customs and Border Protection) and (iii) the anti-boycott requirements administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service.

“Warrantors” means collectively the Group Companies other than the Non-wholly Owned/Controlled Subsidiaries and the Founder Parties, and each a “Warrantor”.

“Wholly Owned/Controlled Subsidiaries” means the subsidiaries of the Company other than the Non-wholly Owned/Controlled Subsidiaries, and a “Wholly Owned/Controlled Subsidiary” means any of them.

“Yunxuetang Cooperative Agreements” means:

(i) the Exclusive Technology and Consulting Service Agreement (独家技术咨询服务协议) by and between the WFOE and Jiangsu Yunxuetang dated October 9, 2017;

(ii) the Exclusive Option Agreement (独家购股选择权协议) by and among the WFOE, Jiangsu Yunxuetang and the equity holders of Jiangsu Yunxuetang dated September 5, 2018;

(iii) the Equity Interest Pledge Agreement (股权质押协议) by and among the WFOE, Jiangsu Yunxuetang and the equity holders of Jiangsu Yunxuetang dated September 5, 2018;

(iv) the Power of Attorney Agreement (股东权利委托协议) by and among the WFOE, Jiangsu Yunxuetang and the shareholders of Jiangsu Yunxuetang dated September 5, 2018;

(v) the Spousal Consents (配偶承诺函) dated September 5, 2018 by each of Chen Yong (陈勇, spouse of Ding Jie (丁捷)), Huang Ling (黄玲, spouse of 吴彬)), Ren Qiaohong (任巧红, spouse of 陈红波) and Liu Wenshan (刘文珊, spouse of 许乃汉); and the Spousal Consent (配偶承诺函) dated September 10, 2018 by Liu Jie (刘洁, spouse of 沈锦华); and

(vi) the Confirmation Letters (确认函) dated September 10, 2018 by each of Founder Lu and Gao Qi (高琪), and the Confirmation Letter (确认函) by Li Xue (李雪) dated August 5, 2018.

“Zhong Ou Acquisition Agreements” means:

(i) the master agreement dated as of June 8, 2020 by and among the Company, CW MBA Digital Limited, Chengwei Capital HK Limited, Cayman Subsidiary, BVI Subsidiary II and Zhou Xuelin (周雪林);

(ii) the share purchase agreement dated as of June 24, 2020 by and among Chengwei Capital HK Limited, the Company and the BVI Subsidiary II;

(iii) the share purchase agreement dated as of June 24, 2020 by and among CW MBA Digital Limited, the Company and the Cayman Subsidiary;

(iv) the share transfer agreement dated as of June 24, 2020 by and among Jiangsu Yunxuetang, Zhou Xuelin (周雪林), Ma Ying (马瑛) and Shanghai Fenghe;

(v) the share transfer agreement dated as of June 24, 2020 by and among Jiangsu Yunxuetang, Zhou Xuelin (周雪林), Ma Ying (马瑛) and Shanghai Zhong Ou; and

(iv) the other agreements contemplated by or entered into in connection with the foregoing agreements.

“Zhong Ou Cooperative Agreements” means:

(i) the Exclusive Technology and Consulting Service Agreement (独家技术与咨询服务协议) by and between the WFOE II and Shanghai Zhong Ou dated June 24, 2020;

(ii) the Exclusive Option Agreement (独家购买权协议) by and among the WFOE II, Shanghai Zhong Ou and the equity holders of Shanghai Zhong Ou dated June 24, 2020;

(iii) the Equity Interest Pledge Agreement (股权质押协议) by and among the WFOE II, Shanghai Zhong Ou and the equity holders of Shanghai Zhong Ou dated June 24, 2020; and

(iv) the Shareholders Voting Rights Proxy Agreement (股东表决权委托协议) by and among the WFOE II, Shanghai Zhong Ou and the equity holders of Shanghai Zhong Ou dated June 24, 2020.

1.2	Other Defined Terms. The following terms shall have the meanings defined for such terms in the sections set forth below:

Term	Section
Affiliate’s Competition	9.1(c)(v)
Affiliation Relationship	8.9(a)
Agreement	Preamble
Ancillary Agreements	4.4(a)
Beijing Guoshi	Preamble
Beijing Yunxuetang	Preamble
Business	Recitals
BVI Subsidiary I	Preamble
BVI Subsidiary II	Preamble
Cayman Subsidiary	Preamble
CFC	4.18(h)
Claim Notice	9.1(b)
Closing	3.1
Closing Date	3.1
Code	4.18(h)
Company	Exhibit
Company	Preamble
Company Intellectual Property	4.9(a)
Constitutional Documents	4.4(a)
Conversion Shares	2.1
Cooperative Agreements	Recitals
directly or indirectly	9.10
Disclosure Schedule	4
Domestic Companies	Recitals
Domestic Company	Recitals
Domestic Residents	4.12(b)
Existing ESOP Shares	4.2(c)
External Representatives	4.19
Founder Lu	Preamble
Founder Lu Holdco	Preamble
Founder Lu Share Restriction Agreement	6.1(k)
Founder Parties	Preamble
Founder Party	Preamble
Group Representatives	4.19
HK Subsidiaries	Recitals
HK Subsidiary	Recitals
HK Subsidiary I	Preamble
HK Subsidiary II	Recitals
HKIAC	9.15(b)
HKIAC Rules	9.15(b)
Indemnifiable Loss	9.1(a)
Indemnitee	9.1(a)
Injunction	6.1(a)
Internet Publication Permit	8.5(a)(iv)
Intra-Shareholders Agreements of HK Subsidiary II	4.2(b)
Investor	Preamble
Jiangsu Yunxuetang	Preamble
Key Employees	4.23(c)
Lease 12	4.8(b)

Term	Section
Licenses	4.9(e)
Material Contract	4.10(a)
Material Contracts	4.10(a)
Online Broadcasting License	8.5(a)(i)
PFIC	4.18(i)
Proceeds	8.1
Public Software	4.9(g)
Purchase Price	2.1
Purchased Shares	2.1
Relevant Jurisdiction	8.9(e)
Restriction Period	8.9(a)
SaaS	Recitals
School Permit	8.5(a)(v)
Series E2 Preferred Shares	Recitals
Shanghai Fenghe	Recitals
Shanghai Zhong Ou	Recitals
Subsidiary Agreements	4.2(b)
Suzhou Xuancai	Preamble
Suzhou Yunzheng	8.9(a)
Termination Date	9.17
Transaction Documents	4.4(a)
Transferred Shares	Recitals
WFOE	Recitals
WFOE I	Preamble
WFOE II	Recitals
WFOEs	Recitals
XWLJ	Preamble
Zhong Ou Acquisition	4.31

2.	AGREEMENT TO PURCHASE AND SELL SHARES.

2.1

Agreement to Purchase and Sell Shares. Subject to the terms and conditions hereof, at the Closing, the Company shall issue and sell to each Investor, and each Investor shall purchase from the Company, that number of Series E2 Preferred Shares, free and clear of all Liens (except as set forth in any other Transaction Documents) (the “Purchased Shares” for such Investor) as set forth opposite such Investor’s name on Schedule I-B under the heading “Number of Purchased Shares”, for the aggregate purchase price as set forth opposite such Investor’s name on Schedule I-B under the heading “Aggregate Purchase Price” (the “Purchase Price” for such Investor). The Series E2 Preferred Shares shall have the rights, privileges and restrictions as set forth in the Restated Articles attached hereto as Exhibit A. The Ordinary Shares issuable upon conversion of the Series E2 Preferred Shares pursuant to the Restated Articles will be hereinafter referred to as the “Conversion Shares”.

2.2

Post-Closing Capitalization Structure. Immediately after the issuance and sale of the Purchased Shares pursuant to the terms hereof and the sale of the Founder Lu Transferred Shares pursuant to the Founder Lu Share Transfer Agreement, the post-closing capitalization table of the Company shall be as set out in Schedule III hereto.

3.	CLOSINGS; DELIVERIES.

3.1

Closing. The closing of the purchase and sale of the Purchased Shares of each Investor (the “Closing”) shall be conducted by remote exchange of documents or electronic documents within ten (10) Business Days after satisfaction or waiver of all of the conditions to the Closing as set forth in Section 6 (except for those conditions which by their nature may not be satisfied until the Closing, but subject to the satisfaction or waiver thereof at the Closing), or at such other time as the Company and such Investor may mutually agree upon in writing (the date of the Closing, the “Closing Date”).

3.2	Deliverables.

(a)	Deliverables by the Company. At the Closing, the Company shall deliver to each Investor:

(i)

a copy of the updated register of members of the Company, certified by the registered office provider of the Company as true and complete as of the Closing Date, reflecting the issuance to such Investor of the Purchased Shares and Matrix as the holder of the Founder Lu Transferred Shares;

(ii)

a copy of the duly executed share certificates issued in the name of such Investor dated as of the Closing Date representing such Investor’s ownership of the Purchased Shares, with the originals to be delivered to such Investor within five (5) Business Days following the Closing; and

(iii)

with respect to Matrix, in addition to the share certificate provided in subsection (ii) above, a copy of the duly executed share certificate issued in the name of Matrix dated as of the Closing Date representing Matrix’s ownership of the Founder Lu Transferred Shares, with the originals to be delivered to Matrix within five (5) Business Days following the Closing.

(b)

Payment of Purchase Price. Against compliance by the Company of its obligations under Section 3.2(a), each Investor shall pay the Purchase Price to the Company at the Closing in cash by wire transfer of United States dollars in immediately available funds to a designated account of the Company, provided that the Company shall deliver a wire transfer instruction in form and substance attached hereto as Exhibit D to such Investor at least ten (10) Business Days prior to the Closing.

4.	REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS.

The Warrantors hereby jointly and severally represent and warrant to the Investors, subject to full and fair disclosures with respect to certain matters as set forth in the disclosure schedule attached to this Agreement as Schedule IV (the “Disclosure Schedule”) (which Disclosure Schedule shall constitute representations and warranties to the Investors), that each of the statements set forth in this Section 4 is true and correct, and not, in material respects, misleading, as of the date hereof, and shall be true and correct, and not, in material respects, misleading as of the Closing (except for those representations and warranties that address matters only as of a particular date, which shall be true and correct, and not, in material respects, misleading only, as of such particular date).

Where any representation or warranty of the Warrantors is expressed to be given “to the best knowledge” of the Warrantors or similar expressions, such representation or warranty shall be deemed to have been made or given based on the actual knowledge of Founder Lu, the directors of the Group Companies appointed by Founder Lu, or the officers of the Group Companies, in each case, after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including due inquiry of all employees and professional advisors (including attorneys, accountants and auditors) of each Group Company who could reasonably be expected to have knowledge of the matters in question.

4.1	Organization, Standing and Qualification; Solvency.

(a)

Each of the Group Companies and the Founder Lu Holdco is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all the requisite power and authority to own its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted, and to perform each of its obligations hereunder and under each other Transaction Document to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction in which it conducts its business. Each of the WFOEs and the Domestic Companies has a valid business license issued by the competent Governmental Authority, and has, since its establishment, carried on its business in compliance with the business scope set forth in its business license.

(b)

No Group Company is insolvent or is in liquidation under the laws of its jurisdiction of incorporation or organization. No order has been made or petition presented or resolution passed for the winding up, liquidation or dissolution of any Group Company and no distress, execution or other process has been levied on any Group Company’s assets. No creditor of any Group Company has enforced any security over any material assets of any Group Company.

4.2	Capitalization.

(a)	As of the date hereof, the Company is authorized to issue a total of 500,000,000 shares, par value 0.0001 per share, which consists of the following:

(i)	Ordinary Shares. The Company is authorized to issue a total of 388,795,761 Ordinary Shares, of which 45,296,595 Ordinary Shares are issued and outstanding.

(ii)	Series A Preferred Shares. The Company is authorized to issue a total of 15,040,570 Series A Preferred Shares, all of which are issued and outstanding.

(iii)	Series B Preferred Shares. The Company is authorized to issue a total of 7,085,330 Series B Preferred Shares, all of which are issued and outstanding.

(iv)	Series C Preferred Shares. The Company is authorized to issue a total of 23,786,590 Series C Preferred Shares, all of which are issued and outstanding.

(v)	Series D Preferred Shares. The Company is authorized to issue a total of 37,152,161 Series D Preferred Shares, all of which are issued and outstanding.

(vi)	Series E Preferred Shares. The Company shall be authorized to issue a total of 28,139,588 Series E Preferred Shares, 16,883,753 of which shall be issued and outstanding.

Immediately upon the Closing, the Company shall be authorized to issue a total of 500,000,000 shares, par value US$0.0001 per share, which shall consist of the following:

(i)	Ordinary Shares. The Company shall be authorized to issue a total of 390,518,031 Ordinary Shares, of which 45,296,595 Ordinary Shares shall be issued and outstanding.

(ii)	Series A Preferred Shares. The Company shall be authorized to issue a total of 15,040,570 Series A Preferred Shares, all of which shall be issued and outstanding.

(iii)	Series B Preferred Shares. The Company shall be authorized to issue a total of 7,085,330 Series B Preferred Shares, all of which shall be issued and outstanding.

(iv)	Series C Preferred Shares. The Company shall be authorized to issue a total of 23,786,590 Series C Preferred Shares, all of which shall be issued and outstanding.

(v)	Series D Preferred Shares. The Company shall be authorized to issue a total of 37,152,161 Series D Preferred Shares, all of which shall be issued and outstanding.

(vi)	Series E Preferred Shares. The Company shall be authorized to issue a total of 16,883,753 Series E Preferred Shares, all of which shall be issued and outstanding.

(vii)	Series E2 Preferred Shares. The Company shall be authorized to issue a total of 9,533,565 Series E2 Preferred Shares, all of which shall be issued and outstanding.

(b)

Options, Warrants, Reserved Shares. As of the Closing, the Company will have reserved (i) a sufficient number of Series E2 Preferred Shares for the issuance of the Purchased Shares, and (ii) a sufficient number of Ordinary Shares for issuance upon the conversion of all Purchased Shares. Except for the preemptive rights, right of first refusal, right of co-sale and other rights attaching to the Preferred Shares as provided in the Shareholders Agreement and the Restated Articles, there are no (x) options, warrants, conversion privileges, agreements or rights of any kind with respect to the issuance, sale or purchase of the shares or any other securities of any Group Company (other than those shares or other securities in the Non-wholly Owned/Controlled Subsidiaries not held or controlled by the Company, whether directly or indirectly), or (y) securities or rights convertible into or exchangeable for equity or other securities of any Group Company. Except for (A) conversion privileges attaching to the Preferred Shares and (B) the Transaction Documents, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any Equity Security in any Group Company (other than those shares or other securities in the Non-wholly Owned/Controlled Subsidiaries not held or controlled by the Company, whether directly or indirectly) and no unissued share capital of any Group Company is under option or agreed conditionally or unconditionally to be put under option. Except for those set forth under the Shareholders Agreement, the Restated Articles, the Cooperative Agreements, that certain Investors’ Rights Agreement, Voting Agreement and Share Restrictions Agreement (the “Intra-Shareholders Agreements of HK Subsidiary II”) executed in April 2007 by the HK Subsidiary II and certain of its former shareholders setting forth the rights and obligations of relevant shareholders with respect to the HK Subsidiary II or the constitutional documents of the Non-wholly Owned/Controlled Subsidiaries (together with the Intra-Shareholders Agreements of HK Subsidiary II, the “Subsidiary Agreements”), no shares (including the Purchased Shares and the Conversion Shares) in the share capital of any Group Company, or shares issuable upon exercise or exchange of any outstanding options, warrant or other securities of any Group Company, or any other rights or securities issued or issuable by any Group Company (other than those shares or other securities in the Non-wholly Owned/Controlled Subsidiaries not held or controlled by the Company, whether directly or indirectly), are subject to any preemptive rights, rights of first refusal or other rights or resections of any kind with respect to purchase, sale or issuance of such shares or securities (whether in favor of any Group Company or any other Person).

(c)

ESOP. 2,956,830 Ordinary Shares have been reserved for issuance to employees and consultants of the Group Companies pursuant to the shareholders resolutions and the sole director resolutions of the Company each dated November 3, 2017 (the “Existing ESOP Shares”). No option, warrant or award for any such Ordinary Shares have been granted to any Person. No ESOP for the benefit of the employees, officers, directors, advisors, contractors and consultants of the Group Companies has been adopted by any Group Company (for the avoidance of about, reservation of the Existing ESOP Shares does not constitute adoption of an ESOP by the Company).

(d)

Outstanding Security Holders. A complete and accurate list of all shareholders of the Company immediately prior to and after the Closing Date, indicating the type and number of shares held by each such shareholder is set forth in the capitalization tables in Schedule III. The information set out in Schedule III is true and complete in all respects and there is no information the omission of which might make such information misleading or inaccurate in any respect. Immediately prior to and after the Closing Date, other than such shareholders, there shall be no other holder of any Equity Securities in the Company.

(e)

Vesting of Shares. Except as described in this Agreement, the Shareholders Agreement and the Share Restriction Agreements (as defined below), no share plan or share purchase, share option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event. The proposed transactions under this Agreement and the other Transaction Documents do not and will not result in any acceleration or changes in any such vesting provisions or terms.

(f)

Issuance and Status. All presently outstanding shares and other Equity Securities of the Company and each other Wholly Owned/Controlled Subsidiary were duly and validly issued (or subscribed for), and all Equity Securities held or controlled (whether directly or indirectly) by the Company in the Non-wholly Owned/Controlled Subsidiaries were subscribed for, in compliance with all applicable Laws, preemptive rights of any Person, and applicable contracts, and are fully paid or credited as fully paid (which, in the case of each PRC entity, shall be fully paid in accordance with its articles of association) and non-assessable, and are free and clear of all Liens (except for any restrictions on transfer under the Cooperative Agreements, the Existing Shareholders Agreement, the Existing Articles, applicable Laws or the Subsidiary Agreements). All share capital or registered capital, as the case may be, of each Group Company have been duly and validly issued and fully paid (or subscribed for) in accordance with its articles of association, is non-assessable, and is and as of the Closing shall be free of any and all Liens (except for any restrictions on transfer under the Cooperative Agreements, the Existing Shareholders Agreement, the Existing Articles, applicable Laws or the Subsidiary Agreements). No share capital or registered capital of the Company or any Wholly Owned/Controlled Subsidiary was issued or subscribed for, and no Equity Securities held or controlled (whether directly or indirectly) by the Company in the Non-wholly Owned/Controlled Subsidiaries were subscribed for, in violation of the preemptive rights of any Person, terms of any contract (whether written or oral), or any Laws, by which each such Group Company at the time of issuance or subscription was bound. Except as expressly and specifically contemplated under the Transaction Documents, there are no (i) resolutions pending to increase the share capital or registered capital of any Group Company or to cause the liquidation, winding up or dissolution of any Group Company, (ii) dividends which have accrued or been declared but are unpaid by any Group Company, (iii) obligations, contingent or otherwise, of any Group Company to repurchase, redeem or otherwise acquire any Equity Securities held by any Person, except as provided in the Subsidiary Agreements, or (iv) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company. Except for those set forth in the Cooperative Agreements, the Shareholders Agreement and the Restated Articles, there is no voting, nominee, agency or entrustment or other similar arrangement with respect to the shares or other Equity Securities of any Group Company.

4.3	Subsidiaries; Group Structure.

(a)

As of the Closing, except for the Offshore Group Companies (other than the Company), the WFOEs, the Domestic Companies and as set out under Section 4.3(a) of the Disclosure Schedule, the Company does not presently own or control, directly or indirectly, any Equity Securities or other interest in any other corporation, partnership, trust, joint venture, association, or other entity. Except as described in Section 4.3(a) of the Disclosure Schedule, none of the Domestic Companies has any subsidiary or own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity, nor maintains any branches or subsidiaries. As of the Closing, the information relating to each Group Company as set out in Schedule II is true and accurate in all respects and there is no information the omission of which might make such information misleading or inaccurate in any respect. There is no agreement among the Founder Parties, the Group Companies and/or any other Person with respect to the ownership or control of any of the Group Companies, except as set forth in the Transaction Documents. No Group Company is obligated to make any investment or capital contribution in or on behalf of any other Person.

(b)

Except as described in Section 4.3(a) of the Disclosure Schedule, as of the Closing, each Domestic Company shall possess all requisite Permits that are material for the conduct of the Business as currently conducted or the business as set forth in the business scope of such entity and for the ownership and operation of its assets and property.

4.4	Due Authorization.

(a)

All corporate actions on the part of the Group Companies which are parties hereto and, as applicable, their respective officers, directors and shareholders necessary for (i) the authorization of the Restated Articles, the certificate of incorporation or other equivalent corporate charter documents of any of the Group Companies (collectively with the Restated Articles, the “Constitutional Documents”), (ii) the authorization, execution and delivery by such Group Companies of, the performance of the obligations of such Group Companies under, and the consummation by such Group Companies of the transactions contemplated by (x) this Agreement, (y) the Shareholders Agreement, the Share Restriction Agreements, and the various agreements attached to this Agreement (collectively, the “Ancillary Agreements”), and (z) the Cooperative Agreements (together with this Agreement, the Restated Articles and the Ancillary Agreements, the “Transaction Documents”), and (iii) the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares under this Agreement and of the Ordinary Shares issuable upon conversion of the Purchased Shares, have been taken or will be taken prior to the Closing. Each of the Transaction Documents and the Constitutional Documents to which such Group Company is a party or is subject to is a valid and binding obligation of each such Group Company enforceable against it in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and to general equitable principles.

(b)

As to each Founder Party, (i) such party has all requisite power, authority and capacity to, and if applicable, has taken or will prior to the Closing take all corporate actions to enter into the Transaction Documents, perform its obligations under the Transaction Documents and consummate the transactions contemplated under the Transaction Documents, in each case, to which it is a party, and (ii) each of the Transaction Documents to which it is a party, when executed and delivered by it, will constitute valid and legally binding obligations of it and be enforceable against it in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and to general equitable principles.

4.5

Consents. No consent, clearance, approval, authorization, order, registration or qualification of or with any Governmental Authority having jurisdiction over the Group Companies and Founder Parties is required and no other action or thing is required to be taken, fulfilled or done for the issue or offer of the Purchased Shares, the execution and delivery by the Group Companies and Founder Parties of this Agreement, or the implementation and performance by the Group Companies and Founder Parties of any of the transactions contemplated under this Agreement as the case may be except for those which have been, or will, as expressly contemplated by this Agreement, on or prior to the Closing Date be, obtained and are, or will on the Closing Date be, in full force and effect.

4.6	Valid Issuance of Purchased Shares.

(a)

The Purchased Shares and the Conversion Shares, when allotted and issued in accordance with the terms of this Agreement and the Restated Articles, will be duly and validly allotted and issued, fully paid and non-assessable, freely transferable, and free and clear of any Liens (except for those set forth under the Shareholders Agreement or the Restated Articles) and will not be subject to calls for further funds so long as the Purchase Price has been paid in full in accordance with this Agreement.

(b)

All currently outstanding shares of the Company and each other Group Company (other than outstanding shares of the Non-wholly Owned/Controlled Subsidiaries not held or controlled by the Company, whether directly or indirectly) are duly and validly issued or subscribed for, fully paid and non-assessable, and have been issued or subscribed for in full compliance with the requirements of all applicable securities Laws including, to the extent applicable, the registration and prospectus delivery requirements of the Securities Act, or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities Laws, including, without limitation, anti-fraud provisions.

4.7	Liabilities.

(a)

Except as disclosed in Section 4.7(a) of the Disclosure Schedule or under the Financial Statements, no Group Company has any indebtedness (whether for borrowed money or otherwise, other than the indebtedness incurred in the ordinary course of business of the Group Companies) that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable.

(b)

Neither the Founder nor the Founder Holdco has any indebtedness (whether for borrowed money or otherwise) that he/it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which Founder Lu or Founder Lu Holdco has otherwise become directly or indirectly liable that would adversely affect the Qualified Public Offering of the Group Companies. Except as disclosed in Section 4.7(b) of the Disclosure Schedule, there are no outstanding loans, amounts payable or any other Liabilities between any Group Company and Founder Lu or any of his Affiliates.

4.8	Title to Properties and Assets.

(a)

Each Group Company has valid title to, or a valid leasehold interest in or right to the properties and assets currently held and used by it, and has full right to use the offices currently used by it, in each case subject to no Liens except for encumbrances and Liens that arise in the ordinary course of business and do not materially impair the Group Company’s ownership or use of such property or assets. The foregoing properties, assets and rights collectively represent in all material respects all properties, assets and rights necessary for the conduct of the business of the Group Companies in the manner conducted during the periods covered by the Financial Statements and as presently conducted. Except for leased items, no Person other than a Group Company owns any interest in any such assets. All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are (i) in good condition and repair in all material respects (reasonable wear and tear excepted) and (ii) not obsolete or in need in any material respect of renewal or replacement, except for renewal or replacement in the ordinary course of business.

(b)

No Group Company owns or has legal or equitable title or other right or interest in any real property other than as held pursuant to Leases. Section 4.8 of the Disclosure Schedule sets forth each leasehold interest pursuant to which any Group Company holds any real property (a “Lease”), indicating the parties to such Lease, the address of the property demised under the Lease, the rent payable under the Lease and the term of the Lease. The particulars of the Leases as set forth in Section 4.8 of the Disclosure Schedule are true and complete. Each Lease constitutes the entire agreement with respect to the property demised thereunder. To the best knowledge of the Warrantors, the lessor under each Lease is qualified and has obtained all Permits (as defined below) necessary to enter into such Lease, including without limitation any Permits required from the owner of the property demised pursuant to the Lease if the lessor is not such owner. There is no claim asserted or, to the best Knowledge of the Warrantors, threatened by any Person regarding the lessor’s ownership of the property demised pursuant to each Lease. Except as disclosed in Section 4.8 of the Disclosure Schedule, each Lease is in compliance in all material respects with applicable Laws, including with respect to the ownership and operation of property and conduct of business as now conducted by the applicable Group Company which is a party to such Lease, and each party to each Lease is in full compliance with the terms of the relevant Leases. No Lease contains any restriction on the business currently operated by relevant Group Company on such property or any right for the lessor or landlord to unilaterally terminate such Lease prior to expiration of its term (unless the lessee defaults on any rental payment or breaches any lease term). Each Group Company which is a party to a Lease has accepted possession of the property demised pursuant to the Lease and is in actual possession thereof and has not sublet, assigned or hypothecated its leasehold interest. No Group Company uses any real property in the conduct of its business except insofar as it has secured a Lease with respect thereto. To the best knowledge of the Warrantors, there is no zoning or other applicable Law currently in effect that may prevent or limit any Group Company from conducting its operations on the leased properties as they are currently conducted or contemplated to be conducted. The leasehold interests under the Leases held by each Group Company are adequate for the conduct of the business of such Group Company as currently conducted. There exists no pending or, to the best knowledge of the Warrantors, threatened condemnation, confiscation, eminent domain proceeding, dispute, claim, demand or similar proceeding with respect to, or which could materially and adversely affect, the continued use and enjoyment of such leasehold interests. To the best knowledge of the Warrantors, there are no circumstances that would entitle any Governmental Authority or other Person to take possession or otherwise restrict use, possession or occupation of any property subject to any Leases.

(c)

To the best knowledge of the Warrantors, the use, distribution, licensing, sale, or disposal of any asset or property of any Group Company does not infringe, misappropriate or violate any rights of any other party.

(d)

No action, suit, investigation or government proceeding (i) challenging the validity, enforceability, or ownership of any asset or property of any Group Company, or (ii) alleging that the use, distribution, licensing, sale, or disposal of any asset or property of any Group Company infringes, misappropriates or violates any right of any third party, is pending or is threatened by any Person against any of the Group Companies. To the best knowledge of the Warrantors, there is no unauthorized use, infringement or misappropriation of any of the assets or properties of the Group Companies by any third party, employee or former employee.

4.9	Intellectual Property.

(a)

Company Intellectual Property. Each Group Company owns or has the rights to use or otherwise has sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to, all Intellectual Property that is material for the conduct of the Business (“Company Intellectual Property”) without infringement of the rights of any other Person. Section 4.9(a) of the Disclosure Schedule sets forth a complete and accurate list of all Company Intellectual Property (including all Registered Intellectual Property) for each Group Company, including for each the relevant name or description, registration/certification or application number, and filing, registration or issue date.

(b)

Intellectual Property Ownership. Except as disclosed in Section 4.9(b) of the Disclosure Schedule, all Registered Intellectual Property is owned by and registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Group Company or, to the best knowledge of the Warrantors, any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any material Registered Intellectual Property owned by the Group Companies to be invalid, unenforceable or not subsisting. To the best knowledge of the Warrantors, no funding or facilities of a Governmental Authority or a university, college, other educational institution or research center was used in the development of any material Company Owned Intellectual Property. No Company Owned Intellectual Property is the subject of any Lien, encumbrance, license or other contract (whether written or oral) to which any Group Company is a party granting rights therein to any other Person (other than the non-exclusive license occurred in the ordinary course of business of the Group Companies). No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any Person any license or right to any Company Owned Intellectual Property. No Registered Intellectual Property is subject to any proceeding or outstanding governmental order or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof, or any Group Company’s products or services, by any Group Company or may affect the validity, use or enforceability of such Registered Intellectual Property. Founder Lu has assigned and transferred to a Group Company any and all of his Intellectual Property related to the business conducted by the Group Companies. No Group Company has (i) transferred or assigned any material Company Owned Intellectual Property; (ii) authorized the joint ownership of, any material Company Owned Intellectual Property; or (iii) permitted the rights of any Group Company in any Registered Intellectual Property to lapse or enter the public domain.

(c)

Infringement, Misappropriation and Claims. No Group Company has violated, infringed or misappropriated any Intellectual Property of any other Person, provided that the forgoing representations and warranties under this Section 4.9(c) shall not be applied to any violation, infringement or misappropriation of any Intellectual Property of any other Person caused by or arising from any products produced by any third party and distributed or sold by any Group Company, provided that such Group Company shall have duly inquired such third party with respect to the ownership of/licensed rights to use the Intellectual Property applied in the products, nor has any Group Company received any written notice alleging any of the foregoing. To the best knowledge of the Warrantors, no Person has violated, infringed or misappropriated any Company Owned Intellectual Property of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing. To the best knowledge of the Warrantors, no Person has challenged the ownership of the Company Owned Intellectual Property or the use of other Company Intellectual Property by any Group Company. No Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

(d)

Assignments and Prior Intellectual Property. All material inventions and material know-how conceived by employees, consultants and independent contractors of a Group Company related to the business of such Group Company (other than the Course Materials developed jointly with or independently by any third parties) are currently owned exclusively by a Group Company. All employees, consultants and independent contractors of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Law. To the best knowledge of the Warrantors, it will not be necessary to utilize any Intellectual Property of any such Persons, except for those that are exclusively owned by a Group Company, and none of such Intellectual Property has been utilized by any Group Company. To the best knowledge of the Warrantors, none of the employees, consultants or independent contractors currently or previously employed or otherwise engaged by any Group Company, (i) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Persons, including former employers or (ii) is obligated under any contract, or subject to any governmental order, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the business of such Group Company as presently conducted.

(e)

Licenses. Section 4.9(e) of the Disclosure Schedule contains a complete and accurate list of (i) all licenses, sublicenses, and other contracts to which any Group Company is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from any Company Owned Intellectual Property, and (ii) all licenses, sublicenses and other Contracts to which any Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any Intellectual Property of another Person, in each case except for (1) agreements involving “off-the-shelf” commercially available software, (2) non-exclusive licenses to customers of the business conducted by the Group Companies in the ordinary course of business consistent with past practice, and (3) license of copyright of the contents and information contained in the Course Materials ((i) and (ii) collectively (for the avoidance of doubt, including those referred to in above (1), (2) and (3)), the “Licenses”). The Group Companies have paid all license and royalty fees (if any) required to be paid under the Licenses.

(f)

Protection of Intellectual Property. Each Group Company has taken reasonable and appropriate steps to register, protect, maintain and safeguard the Company Owned Intellectual Property and made all appropriate filings, registrations and payments of fees in connection with the foregoing. To the extent that any Company Owned Intellectual Property has been developed or created independently or jointly by an independent contractor or other third party for any Group Company, or is incorporated into any products or services of any Group Company, such Group Company has a written agreement with such independent contractor or third party and has reached mutual consent on the ownership of the relevant Intellectual Property developed or created in such work, material or invention.

(g)

No Public Software. No material software included in any Company Owned Intellectual Property has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Public Software in a manner which would require that such software be disclosed or distributed in source code form or made available at no charge. For the purpose of this Agreement, “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, and (viii) the Apache License.

4.10	Material Contracts and Obligations.

(a)	For purposes of this Section 4.10, a “Material Contract” means each contract to which a Group Company or any of its properties or assets is bound or subject to, that:

(i)	involves obligations (contingent or otherwise) or payments in excess of US$100,000 individually or US$500,000 in the aggregate per annum;

(ii)

involves Intellectual Property that is material to a Group Company (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by the Group Companies on non-exclusive and non-negotiated terms), including without limitation, the Licenses;

(iii)	restricts the ability of a Group Company to compete or to conduct or engage in any business or activity or in any territory;

(iv)	relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities;

(v)

involves any provisions providing exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority;

(vi)

is with a Related Party of any Group Company except for customary employment or retainer agreements between the Group Companies and their officers, consultants, or employees entered into in the ordinary course of business;

(vii)	involves indebtedness for borrowed money, an extension of credit;

(viii)	involves the lease, license, sale, use, disposition or acquisition of a material amount of assets or of a business;

(ix)	involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration;

(x)

involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases involving payments of less than US$50,000 per annum);

(xi)

involves the establishment, contribution to, or operation of a partnership, joint venture, or involves a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interest or assets of any Person;

(xii)	is with a Governmental Authority, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities);

(xiii)	is or relates to any employee benefits plan;

(xiv)	is a Cooperative Agreement;

(xv)	is not in the ordinary course of business, or is not consistent with a Group Company’s past practice;

(xvi)	is a Prior Financing Documents; or

(xvii)	is otherwise material to a Group Company or is one on which a Group Company is substantially dependent.

Certain Material Contracts are listed in Section 4.10 of the Disclosure Schedule.

(b)

No party to any such Material Contracts or obligations is in material default thereunder, which would be material in the context of the Group Companies’ financial positions; and there are no circumstances giving rise to such a default.

(c)

A true, fully-executed copy of each Material Contract has been delivered to the Investors. All of the Material Contracts are valid, subsisting, in full force and effect and binding upon the Group Company to which it is a party, and the performance of such Material Contracts does not and will not violate any applicable Laws. No threat or claim of default under any such Material Contracts to which a Group Company is a party, has been made or is outstanding against it. Each Group Company has in all material respects satisfied or provided for all of its liabilities and obligations under each Material Contract to which it is a party or by which it is bound which requires performance prior to the date of this Agreement, and is not in default in any material respect under any Material Contract to which it is a party or by which it is bound. There does not exist any circumstance due to the action or inaction of any Group Company that with notice or lapse of time or both would constitute a material default of the obligations by a Group Company under a Material Contract to which it is a party or by which it is bound. To the best knowledge of the Warrantors, none of the officers or directors of any Group Company has given or received from any Person any notice or communication (whether oral or written) regarding any actual, alleged, possible or potential breach of, or default under, any Material Contract.

(d)

None of the Group Companies has given any powers of attorney or other authority express or implied which is still outstanding or effective to any Person to enter into any contract or commitment to do anything on its behalf other than the authority given to (i) legal representatives, board members, officers or employees to enter into agreements in the normal course of their duties and (ii) authorized representatives and agents to undertake certain governmental filings.

4.11	Litigation, Claims and Proceedings.

(a)

There is no Action pending or, to the best knowledge of the Warrantors, currently threatened against any of the Group Companies, any Group Company’s activities, properties or assets or, to the best knowledge of the Warrantors, against any officer, director or employee of any Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of any Group Company. To the best knowledge of the Warrantors, there is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any material adverse effect on the Group Companies. For the sole purpose of the preceding sentence, an Action shall be deemed as having a “material adverse effect” on the Group Company only when (i) the amount or value of claims involved in such Action is in excess of RMB500,000 or (ii) the potential result of such Action may or will impact the normal conduct of business of the affected Group Company. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

(b)

None of the directors of any Group Company has been (i) to the best knowledge of the Warrantors, subject to any voluntary or involuntary petition under any applicable bankruptcy any insolvency Laws or the appointment of a manager, receiver or similar officer by a court for his or her business or property, (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses), (iii) to the best knowledge of the Warrantors, subject to any order, judgement or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement, in any type of business or acting as an officer or director of a public company or (iv) to the best knowledge of the Warrantors, found by a court of competent jurisdiction in a civil action or by any relevant regulatory organization to have violated any applicable securities, commodities, or unfair trade practices Law, which such judgement or finding has not been subsequently reversed, suspended or vacated.

4.12	Compliance with Laws; Permits.

(a)

Except as disclosed in Section 4.12(a) of the Disclosure Schedule, each Group Company is, and has been, in compliance in all material respects with all applicable Laws. None of the Group Companies has conducted any activity in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any agency thereof in respect of the conduct of its business or the ownership of its properties in any material respect. No event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Group Company of, or a failure on the part of such entity to comply with, any applicable Laws in any material respect, or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of the Group Companies has received any notice from any Governmental Authority regarding any of the foregoing. No Group Company has received any written or oral notice indicating that or is otherwise aware that it is under investigation with respect to any violation of any Law. Except as disclosed in Section 4.12(a) of the Disclosure Schedule, each Group Company has duly obtained and maintained all Permits from the competent Governmental Authorities that are necessary for or material to the due and proper establishment and conduct of its business as currently conducted and as proposed to be conducted. None of the Group Companies is in default in any material aspect under any of such Permits issued or granted by the competent Governmental Authorities. To the best knowledge of the Warrantors, no Governmental Authority is considering modifying, suspending, revoking or denying upon expiration the renewal of any of such Permits. No Permits issued or granted by the competent Governmental Authorities contain any materially burdensome restrictions or conditions, and each Permit is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby. None of the Group Companies is in default under any Permit issued or granted by the competent Governmental Authorities. To the best knowledge of the Warrantors, there is no reason to believe that any Permit which is subject to periodic renewal will not be granted or renewed. No Group Company has received any letter or other communication from any Governmental Authority threatening or providing notice of revocation of any such Permit issued to any Group Company or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company. There are no fines or penalties asserted against the Group Companies under any applicable Law, and none of the Group Companies has received any written notice from any Governmental Authorities with respect to any violation of any applicable Law.

(b)

All Permits issued or granted by or filed with the Governmental Authorities and any other Persons which are required to be obtained or made by each Group Company and each Founder Party in connection with the consummation of the transactions contemplated under the Transaction Documents shall have been obtained or made prior to and be effective as of the Closing. None of the Warrantors and, to the knowledge of the Warrantors, nor any other registered shareholder or ultimate beneficial owners of the Company who are citizens and permanent residents of the PRC defined under the Circular 37 (the “Domestic Residents”) was, is or has been in violation of any applicable law, statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof (including the Circular 37) in respect of or in connection with (i) the conduct of the business by the any Group Company or the ownership of any properties or Equity Securities in Group Company, including but not limited to any approval, registration, filing or reporting requirement applicable to Founder Lu or, (ii) to the knowledge of the Warrantors, any other Domestic Resident’s (indirect) investment in the Company or direct or indirect holding, acquisition, transfer or disposal of any Equity Securities in any Group Company. Founder Lu is a citizen and permanent resident of the PRC and did not hold and does not hold any identification that may require the registration of each of the Domestic Companies as a foreign invested enterprise pursuant to applicable Law of the PRC in effect at and from the time of the incorporation of such Domestic Company through the Closing Date.

4.13

Compliance with Other Instruments and Agreements. None of the Group Companies is or has been in, nor shall the conduct of its business as currently conducted result in, violation, breach or default of any term of its Constitutional Documents, its registered business scope, or any term or provision of any Material Contracts or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon such Group Company. None of the activities, agreements, commitments or rights of any Group Company is ultra vires or invalid, or unauthorized. The execution, delivery and performance of and compliance with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Group Companies have been duly authorized, and will not result in any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Material Contracts, or a violation of any Laws, or an event which results in the creation of any Lien upon any asset of any Group Company.

4.14

Registration Rights. Except as provided in the Shareholders Agreement, no Warrantor has granted or agreed to grant any Person any registration rights (including piggyback registration rights) with respect to, nor is the Company obliged to list, any of the Company’s shares (or shares of the WFOEs or the Domestic Companies) on any securities exchange. Except as contemplated under this Agreement, the Shareholders Agreement, the Restated Articles and the Cooperative Agreements, there are no voting or similar agreements which relate to the share capital of the Company or any equity interest of the WFOEs or the Domestic Companies.

4.15

Financial Advisor Fees. Except as disclosed in Section 4.15 of the Disclosure Schedule, there exists no agreement or understanding between any Group Company and any investment bank or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the offer or sale of the Purchased Shares.

4.16	Financial Statements and Other Financial Matters.

(a)

Except as disclosed in Section 4.16 of the Disclosure Schedule, the Financial Statements (a) have been prepared in accordance with the books and records of the applicable Group Company, (b) are true, correct and complete and present fairly in all material respects the financial condition and the results of operations and cash flows of such Group Company or Group Companies at the date or dates therein indicated and for the period or periods therein specified, and (c) have been prepared in accordance with the PRC GAAP (with respect to the WFOE and the Domestic Companies) or the IFRS or any internationally recognized accounting standards (with respect to the Offshore Group Companies or the Group Companies taken as a whole), applied on a consistent basis (solely with respect to the unaudited Financial Statements, except for the omission of notes thereto and normal year-end provision and audit adjustments). All the Financial Statements referred to under this Section 4.16 have been delivered to the Investors. Specifically, but not by way of limitation, the respective balance sheets in the Financial Statements disclose all of the Group Companies’ respective debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with PRC GAAP or the IFRS or any internationally recognized accounting standards, as applicable. The Group Companies have valid title to all assets set forth on the balance sheets in the respective Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates. Except as fairly disclosed in the Financial Statements, none of the Group Companies is a guarantor or indemnitor of any indebtedness of any other Person and each Group Company is in compliance with all of its obligations under all outstanding guarantees or contingent payment obligations (if any) in material respects. Each Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles as required in the jurisdiction where it is incorporated. Each Group Company (i) maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice and generally in compliance with applicable Laws and applicable generally accepted accounting principles applied on a consistent basis, (ii) does not make any fraudulent or fictitious entries in its books or records other than accounting errors occurring unintentionally in book-keeping which can be easily identified and immediately fixed or corrected, and (iii) does not use any assets of such Group Company to establish any unlawful or unrecorded fund of monies or other assets, or make any unlawful or undisclosed payment.

(b)

Each Group Company maintains systems of internal accounting controls sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with applicable Laws and with accounting standards applicable to and adopted by it in the relevant jurisdiction and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) each Group Company has made and kept books, records and accounts which, in reasonable detail, correctly and fairly reflect the transactions and dispositions of assets of such entity and provide a sufficient basis for the preparation of the Group Companies’ consolidated financial statements in accordance with PRC GAAP or the IFRS or any other internationally recognized accounting standards, as applicable, and the Company’s current management information and accounting control system has been in operation and no Group Company has experienced any difficulties with regard to (i) through (v) above.

(c)

No subsidiary of any Group Company is currently prohibited, directly or indirectly, from paying any dividends to such Group Company, from making any other distributions on such subsidiary’s share capital to such Group Company, from repaying such Group Company any loans or advances borrowed or received by such subsidiary from such Group Company.

4.17	Activities since Balance Sheet Date. Since the Balance Sheet Date, with respect to each Group Company, except as disclosed in the Disclosure Schedule, there has not been:

(a)

any change in the business, assets, liabilities, financial condition or operating results of such Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business which are made consistent with past practice;

(b)	any insolvency or any requirement for prepayment by such Group Company;

(c)

any purchase, acquisition, sale, lease, transfer or disposition of any assets (i) individually in excess of US$50,000 or in excess of US$100,000 in the aggregate, or (ii) that are individually or in the aggregate material to its business, except for the sale of inventory in the ordinary course of business consistent with its past practice, and no acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof;

(d)	capital expenditure or commitment of capital expenditure beyond the annual budget in excess of US$100,000;

(e)	any material change in the contingent obligations of such Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(f)

any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of such Group Company (as presently conducted and as presently proposed to be conducted);

(g)

any waiver, termination, settlement or compromise by such Group Company of a valuable right or of a debt, other than those in the ordinary course of business which are given, made or dealt with consistent with past practice;

(h)

any satisfaction or discharge of any Lien or payment of any obligation by such Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of such Group Company;

(i)

any change or amendment to any Material Contract or material arrangement by or to which such Group Company or any of its assets or properties is bound or subject, any entering of any new Material Contract, or any termination of any contract that would have been a Material Contract if in effect on the date hereof, or any amendment to any Constitutional Document, or any amendment to or waiver under any Constitutional Document;

(j)

any material change in any compensation arrangement or agreement with any present or prospective employee, officer or director, or adoption of any new employee benefit plan, or made any material change in any existing employee benefit plan, other than any change incurred in the ordinary course of business consistent with its past practice;

(k)	any sale, assignment or transfer of any Intellectual Property or other material intangible assets of such Group Company other than in the ordinary course of business consistent with its past practice;

(l)	the resignation or termination of employment of Founder Lu, any director, officer or key employee, or any material group of employees of such Group Company with such Group Company;

(m)	any mortgage, pledge or transfer of or any Lien created by such Group Company with respect to any of such Group Company’s properties or assets, except Liens for taxes not yet due or payable;

(n)	any debt, obligation, or liability incurred, assumed or guaranteed by such Group Company individually in excess of US$100,000 or in excess of US$200,000 in the aggregate;

(o)

any sale, issuance, transfer, pledge or other disposition of any Equity Securities of any Group Company, except for those necessary to complete the transactions expressly contemplated under the Transaction Documents;

(p)

any declaration, setting aside or payment or other distribution in respect of any of such Group Company’s Equity Securities, or any direct or indirect issuance, transfer, redemption, purchase or acquisition of any of such Equity Securities by such Group Company;

(q)	any failure to conduct the Business in the ordinary course, consistent with such Group Company’s past practices;

(r)	any material change in accounting methods or practices or any revaluation of any of its assets;

(s)

except in the ordinary course of business consistent with its past practice, entry into any closing agreement in respect of taxes, settlement of any material claim or assessment in respect of any taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of any taxes, entry or change of any tax election, change of any method of accounting which may result in a material amount of additional tax or filing of any amended Tax Return which may result in material tax exposure (for the purpose of this Section 4.17(s), any amount of US$100,000 or more shall be deemed “material”);

(t)	any commencement or settlement of any material Action;

(u)	any transactions with any of the Founder Parties, the officers, directors or employees of any Group Company, or any Affiliates or Associates of such Persons;

(v)	any other event or condition of any character which could reasonably be expected to have a material effect on the business of the Group Companies; or

(w)	any agreement or commitment by such Group Company or any Founder Party to do any of the things described in this Section 4.17.

4.18	Tax Matters.

(a)

No stamp duty or other Taxes is assessable or payable in, and no withholding or deduction for any Taxes is imposed or made for or on account of any income, registration, transfer or turnover Taxes, customs or other duties or taxes of any kind, levied, collected, withheld or assessed by or within the Cayman Islands, British Virgin Islands, Hong Kong, or any other jurisdiction in connection with the creation, issuance or offering of the Purchased Shares, the execution or delivery of this Agreement, or the performance of the obligations of the Group Companies under the Agreement.

(b)

Each Group Company (i) has timely filed all Tax Returns that are required to have been filed by it with any Governmental Authority, (ii) has timely paid all taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, and (iii) has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency other than, in the case of clauses (i) and (ii), unpaid taxes that are in contest with tax authorities by Group Company in good faith or not material in amount (for the purpose of this Section 4.18(b), any amount of US$100,000 or more shall be deemed “material”).

(c)

Each Tax Return referred to in paragraph (a) above was properly prepared in compliance with applicable Law and was (and will be) true, correct and complete in all material respects. None of such Tax Returns contains a statement that is false or misleading or omits any matter that is required to be included or without which the statement would be false or misleading. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate tax authority or in such Tax Return, as may be required by Law. All records relating to such Tax Returns or to the preparation thereof required by applicable Law to be maintained by applicable Group Company have been duly maintained. No written claim has been made by a Governmental Authority in a jurisdiction where any Group Company is or may be subject to taxation by that jurisdiction and such Group Company does not file Tax Returns.

(d)

The assessment of any additional taxes with respect to the applicable Group Company for periods for which Tax Returns have been filed is not expected to exceed the recorded liability therefor in the most recent balance sheet in the Financial Statements by US$100,000 or more, and there are no unresolved questions or claims concerning any tax liability of any Group Company. Since the Balance Sheet Date, no Group Company has incurred any liability for taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There is no pending dispute with, or notice from, any tax authority relating to any of the Tax Returns filed by any Group Company, and to the best knowledge of the Warrantors, there is no proposed liability for a deficiency in any tax to be imposed upon the properties or assets of any Group Company.

(e)

No Group Company has been the subject of any examination or investigation by any tax authority relating to the conduct of its business or the payment or withholding of taxes that has not been resolved or is currently the subject of any examination or investigation by any tax authority relating to the conduct of its business or the payment or withholding of taxes. Except for the withholding duties of taxes in accordance with applicable Laws, no Group Company is responsible for the taxes of any other Person by reason of contract, successor liability or otherwise.

(f)

None of the Group Companies has entered into or been engaged in or been a party to any transaction which is artificial or fictitious or any transaction or series of transactions or scheme or arrangement of which the main or dominant purpose or one of the main or dominant purposes was the avoidance or deferral of or reduction in the liability to tax of any Group Company.

(g)

All tax credits, tax holidays or tax preferential treatments enjoyed by the Group Company established under the Laws of the PRC or under other applicable Laws since its establishment have been in compliance with all applicable Laws and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable Laws published by relevant Governmental Authority.

(h)

To the best knowledge of the Warrantors, immediately after the Closing, the Company will not be a “Controlled Foreign Corporation” (“CFC”) as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”) with respect to the shares held by the Investors.

(i)

The Company does not expect to be a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code in the current taxable year. The Company shall use its commercially reasonable efforts to avoid being a PFIC.

(j)

None of the Group Companies has filed (whether by itself or by any other Person on its behalf) any Form 8832 (Entity Classification Election) or Form SS-4 (Application for Employer Identification Number) or made (whether by itself or by any other Person on its behalf) any Tax election for U.S. Tax purposes.

4.19

Sanctions Law Compliance. None of the Group Companies, other Warrantors or their respective Affiliates and directors, officers, managers and employees (collectively, “Group Representatives”), and to the best knowledge of the Warrantors, none of the independent contractors, representatives, agents and other persons expressly authorized to act on behalf of the Group Companies or other Warrantors (collectively, “External Representatives”) is an Sanctioned Person, or is organized, resident or located in a Sanctioned Country, and no Sanctioned Person will be given an offer to become an employee, officer, consultant or director of any Group Company. To the best knowledge of the Warrantors, no Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with any Sanctioned Person. No Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction in any Sanctioned Country. None of (i) the purchase and sale of the Purchased Shares and the Conversion Shares, (ii) the execution, delivery and performance of this Agreement, the other Transaction Documents and the Constitutional Documents, or (iii) the consummation of any transaction contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, will result in a violation by anyone, including without limitation the Investors, of any of the Compliance Laws.

4.20	Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions; Absence of Government Interests.

(a)

Each of the Group Companies, the other Warrantors and the Group Representatives, and to the best knowledge of the Warrantors, each of the External Representatives are and have been in compliance with all applicable Compliance Laws in all material respects, provided that the representation and warranty in this sentence shall not apply to any personal affairs of any employee of any Group Company who is not a director, officer or manager of a Group Company.

(b)

Furthermore, no Public Official (a) holds an ownership or other economic interest in any of the Group Companies or in the contractual relationship formed by this Agreement directly, or to the best knowledge of the Warrantors holds an ownership or other economic in any of the Group Companies or in the contractual relationship formed by this Agreement indirectly, or (b) serves as an officer, director or employee of any Group Company. Without limiting the foregoing, neither any Group Company nor any Group Representatives, or to the best knowledge of the Warrantors, any External Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of (x) the making of any gift or payment of anything of value to any Public Official or any other Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person, provided that the representation and warranty for this (x) shall not apply to the personal affairs of any employee of any Group Company who is not a director, officer or manager of a Group Company, (y) the making of any false or fictitious entries in the books or records of any Group Company by any Person for the foregoing purpose under (x), or (z) the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment for the foregoing purpose under (x).

(c)

To the best knowledge of the Warrantors, the operations of each Group Company are, and have at all times been, conducted in compliance with all Anti-Money Laundering Laws and no investigation, action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Group Company with respect to Anti-Money Laundering Laws is pending, and no such actions, suits or proceedings are threatened or contemplated.

4.21

Related Party Transactions. Except for the related party transactions as disclosed in Section 4.21 of Disclosure Schedule which are conducted on an arm’s length basis, and except as contemplated by this Agreement, no Warrantor, officer or director of a Group Company or any Affiliate or Associate of any such Person has any agreement (whether oral or written), understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons (other than for accrued salaries, reimbursable out-of-pocket expenses for employees or other standard employee benefits). No officer or director of a Warrantor has any direct or indirect ownership interest in, or any agreement or other arrangement or undertaking, with, any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company. No Affiliate or Associate of any officer or director of a Warrantor is directly or indirectly interested in any contract with a Group Company. No officer or director of a Warrantor or any Affiliate or Associate of any such Person has had, either directly or indirectly, an interest in: (a) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any Contract or agreement to which a Group Company is a party or by which it may be bound or affected. There is no agreement between any shareholder of the Company with respect to the ownership or control of any Group Company.

4.22

Environmental and Safety Laws. None of the Group Companies is in violation of any applicable Law relating to the environment or occupational health and safety in any material respects and no material expenditures are or will be required in order to comply with any such existing Law.

4.23	Employee Matters.

(a)

Except as disclosed in Section 4.23 of the Disclosure Schedule, (a) each Group Company has complied in all material respects with all applicable employment and labor Laws, including provisions thereof relating to employment contracts, wages, hours, housing funds, social welfare, social insurance contribution and collective bargaining, (b) there is no pending or, to the best knowledge of the Warrantors, threatened legal proceeding relating to the violation or alleged violation of any applicable employment and labor Laws; (c) each Group Company has duly entered into legal and valid written employment contracts with its employees in accordance with applicable Laws, and (d) each Group Company is in compliance in all material respects with all Laws relating to its provision of any form of social insurance, and has paid, or made provision for the payment of, all social insurance contributions required under applicable Laws.

(b)

Except as required by Law, none of the Group Companies is a party to or is bound by any currently effective employment Contract (other than contracts that can be terminated on an at-will basis), deferred compensation agreement, pension, provident, superannuation, life assurance, disability or other similar schemes or arrangements, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement providing any Employee Benefit Plan. To the extent that any such arrangements as described in the foregoing are required to be entered into by Law, the Company have provided copies of such arrangements to the Investors prior to the date hereof.

(c)

No officer or the employees listed in Schedule V attached hereto (collectively, the “Key Employees”) intends to, to the best knowledge of the Warrantors, terminate their employment with any Group Company, and no Group Company has a present intention to terminate the employment of any officer or Key Employee. None of the Group Companies is a party to or bound by any currently effective employment contract that is or will be regarded as an incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. None of the Warrantors is aware, after reasonable investigation, that any of such employees, officers, directors or consultants are in violation thereof. Founder Lu is currently devoting all of his business time to the conduct of the business of the applicable Group Company. Neither Founder Lu is, nor, to the best knowledge of the Warrantors, any of the other Key Employees are, involved in any daily business, operation, management and administration of any entity other than the Group Companies. Founder Lu and the other Key Employees are not subject to any covenant restricting him from working for any Group Company. None of Founder Lu or any other Key Employees was subject to any non-compete, confidentiality or other similar obligations towards a third party when he or she commenced employment with the Group Companies. Founder Lu and each of the other Key Employees have entered into a non-compete agreement with the relevant Group Company respectively, which is valid and effective. Neither Founder Lu nor any other Key Employees is in violation of such non-compete agreement applicable to or binding upon such persons.

(d)

No employees of any Group Company are represented by a labor union, works council, or other labor organization. Neither the Company nor any other Group Company is party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding, or bargaining relationship with a labor union, works council, or labor organization. The Group Companies are not, and for the past three (3) years have not been, subject to a pending or threatened strike, lockout, walkout, work stoppage or other material labor dispute.

(e)

Each Employee Benefit Plan (if any, and each related trust, insurance Contract or other funding vehicle) has been established, maintained, funded, and administered in all material respects in accordance with its terms and in a manner not in violation of the requirements of all applicable Laws. Each Group Company has complied with all applicable Laws (including funding requirements) relating to social insurance contributions, housing funds contributions and any other labor related plans that are mandatorily required to be funded or sponsored by the Group Companies under applicable Laws.

(f)

Jiangsu Ousuo Software Co., Ltd. (江苏欧索软件有限公司), Suzhou Zancheng Network Technology Co., Ltd. (苏州赞橙网络科技有限公司), Suzhou Gaoqi Investment Management Co., Ltd. (苏州高企投资管理有限公司), Suzhou DZQH Enterprise Management Consulting Center (Limited Partnership) (苏州大致启宏企业管理咨询中心（有限合伙）) and Suzhou XZY Enterprise Management Consulting Center (Limited Partnership) (苏州新智云企业管理咨询中心（有限合伙）) do not engage in any business which competes directly or indirectly with the Business of the Group Companies. Holding of Equity Securities in any of the foregoing entities by Founder Lu does not, and could not be reasonably expected to, adversely impede or interfere with his engagement with the Group Companies or participation in the management or the business operations of the Group Companies.

4.24

Exempt Offering. The offer and sale of the Purchased Shares under this Agreement and the issuance of the Conversion Shares upon conversion thereof are or shall be exempt from the registration requirements and prospectus delivery requirements of the Securities Act, and from the registration or qualification requirements of any other applicable securities Laws.

4.25

No Other Business. Each of the Offshore Group Companies was formed solely to acquire and hold directly or indirectly the equity interest in the WFOEs, and since its formation has not engaged in any business and has not incurred any liability in the course of its business, other than acquiring and holding equity interest in the WFOEs and, unless otherwise agreed by the Investors, shall not incur any liability in the course of carrying out such purpose. The WFOEs are intended to be engaged in and the Domestic Companies are engaged solely in the Business and have no other activities. Except as contemplated under the Transaction Documents, neither the Founder Parties nor any of their respective Affiliates or Associates (other than a Group Company), is engaged in any activities that are same or similar to or otherwise compete with the Business.

4.26

Constitutional Documents. The memorandum of association, articles of association, by-laws and all other constitutional documents (or analogous constitutional documents) of each Group Company are in the form provided to the Investors.

4.27

Minute Books. All available minute books of each Group Company (as applicable) have been made available to the Investors and each such minute books contain a summary of such meetings and actions taken by directors and shareholders or owners of such Group Company since its time of formation, and reflects all transactions referred to in such minutes accurately in all material respects.

4.28

Insurance. Except as disclosed in Section 4.28 of the Disclosure Schedule, each Group Company has in full force and effect insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to reasonably replace any of its properties and material assets that might be damaged or destroyed or to recover from risks related to accident, business interruption, public, personal or product liability or other risks, that are in categories and amounts customary for companies similarly situated. There is no material claim pending thereunder as to which coverage has been questioned, denied or disputed. All premiums due and payable under all such policies and bonds have been timely paid, and each Group Company is otherwise in compliance in all material respects with the terms of such policies and bonds.

4.29	Other Representations and Warranties relating to the WFOEs and the Domestic Companies.

(a)

The Constitutional Documents and Permits of each of the WFOEs and Domestic Companies are valid and have been duly approved or issued by, or filed with (as applicable) the competent Governmental Authorities of the jurisdiction of its incorporation or organization.

(b)

Except for those expressly contemplated under the Transaction Documents or the Subsidiary Agreements, there are no outstanding rights, or commitments made by any of the WFOEs or the Domestic Companies to sell any of its equity interest, and none of the outstanding equity interest in the WFOEs or the Domestic Companies (other than the Non-wholly Owned/Controlled Subsidiaries) and no Equity Securities held or controlled (whether directly or indirectly) by the Company in the Non-wholly Owned/Controlled Subsidiaries is subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of such subsidiaries or any other Persons).

(c)

The registered capital of each of the WFOEs and the Domestic Companies has been fully paid up and maintained in accordance with the schedule of payment stipulated in its respective articles of association, approval document, certificate of approval and business license and in compliance with PRC Laws and regulations, and there is no outstanding capital contribution commitment. For each of the WFOEs and the Domestic Companies, all the historical changes to the share capital of such PRC Company and historical transfers of equity interest in such PRC Company were made in compliance with the applicable Laws. There are no outstanding rights, or commitments made by any Group Company or Founder Lu to sell any of its equity interest in the Domestic Companies.

(d)

Except for those contemplated under the Cooperative Agreements, there are no outstanding commitments made by any of the WFOEs or the Domestic Companies to sell any of its assets, properties or business to any third party.

(e)

Except for the WFOEs’ call option right to purchase the shares of Jiangsu Yunxuetang, Shanghai Fenghe and Shanghai Zhong Ou pursuant to the corresponding Cooperative Agreements, the equity interests in the WFOEs and the Domestic Companies are not subject to any call option or similar rights of any other Person.

(f)

Except for those contemplated under the Cooperative Agreements, none of the WFOEs or the Domestic Companies has delegated any power or issued any powers of attorney in favor of any Person, other than powers of attorney issued to its directors, officers, or employees for purpose of executing contracts or agreements for and on behalf of the WFOEs or the Domestic Companies, as the case may be, in the ordinary course of business.

(g)

The Cooperative Agreements, in the aggregate, have established and maintain a captive structure through which (i) the WFOE I, to the extent permitted by applicable Laws, can acquire control over Jiangsu Yunxuetang and the other Domestic Companies controlled by Jiangsu Yunxuetang, (ii) the WFOE II, to the extent permitted by applicable Laws, can acquire control over Shanghai Fenghe and Shanghai Zhong Ou and the other Domestic Companies controlled by them respectively, (iii) the financial statements of Jiangsu Yunxuetang and the other Domestic Companies controlled by it can be consolidated with those of the Company and the WFOE I, and (iv) the financial statements of Shanghai Fenghe and Shanghai Zhong Ou and the other Domestic Companies controlled by them respectively can be consolidated with those of the Company and the WFOE II. The Cooperative Agreements constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and to general equitable principles. None of the Warrantors has received any oral or written inquiries, notifications or any other form of official correspondence from any Governmental Authorities challenging or questioning the legality or enforceability of any of the Cooperative Agreements.

4.30	Other Representations and Warranties Relating to Founder Parties.

(a)

Except as disclosed in Section 4.30(a) of the Disclosure Schedule, Founder Lu does not presently own or control, or will, as of the Closing own or control, directly or indirectly, any interest in any corporation, partnership, trust, joint venture, association, or other entity other than the Group Companies and the Founder Lu Holdco.

(b)

Founder Lu does not presently and will not, as of the Closing own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or be associated as a director, senior management, partner, lender, investor or representative in connection with, any business or corporation, partnership, or organization which competes with the Business or with which a Group Company has a business relationship.

(c)

There is no action, suit, proceeding, claim, arbitration or investigation pending against Founder Lu in connection with his involvement with any of the Group Companies. Founder Lu is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority and there is no action, suit, proceeding, claim, arbitration or investigation which any Founder Party intends to initiate in connection with his/her/its involvement with any of the Group Companies.

(d)	Founder Lu has all requisite power, authority and capacity to enter into the Transaction Documents and to perform his obligations thereunder.

(e)	No proceedings have commenced or are pending for the bankruptcy, insolvency, winding up, liquidation or reorganization of any Founder Party, if applicable.

No Founder Party is bankrupt or insolvent. Each Founder Party is able to pay its debts as they fall due and has sufficient assets to repay all of its debts.

(f)	Founder Lu is the sole shareholder on record and sole beneficial owner of the Founder Lu Holdco.

(g)

The execution, delivery and performance of and compliance with this Agreement and the other Transaction Documents by Founder Lu Holdco to which it is a party and the consummation of the transactions contemplated hereby and thereby by Founder Lu Holdco have been duly authorized, and will not result in any violation or breach or default under any constitutional documents, any material contracts or applicable Laws binding on Founder Lu Holdco.

(h)

The Founder Parties are not in violation, breach or default under of any material contracts binding on such parties (including without limitation the Founder Lu Holdco Loan Documents as defined in the Shareholders Agreement).

4.31

Zhong Ou Acquisition. The transactions (the “Zhong Ou Acquisition”) contemplated by the Zhong Ou Acquisition Agreements which have been completed as of the date hereof have been completed in accordance with applicable Laws and the Zhong Ou Acquisition Agreements, and all necessary approvals, authorizations and consents from Governmental Authorities and other Persons required to be obtained by the Company and Jiangsu Yunxuetang in connection with Zhong Ou Acquisition have been timely obtained. All corporate actions on the part of each of the Company and Jiangsu Yunxuetang, their respective officers, directors and shareholders necessary for the authorization and the implementation of the Zhong Ou Acquisition has been taken. There is no actual, pending or, to the best knowledge of the Warrantors, threatened Action or dispute against the Company and/or Jiangsu Yunxuetang relating to the Zhong Ou Acquisition.

4.32

Disclosure. Each Warrantor has fully provided the Investors with all the information that the Investors has requested for deciding whether to purchase the Purchased Shares. There is no fact or circumstance relating to the affairs of any Group Company which has not been disclosed to the Investors and which if disclosed would influence the decision of the Investors to subscribe for the Purchased Shares. No representation, warranty or statement in writing provided by any Warrantor in this Agreement (including the Disclosure Schedule) and no information or materials provided by any Warrantor to the Investors in connection with the negotiation or execution of this Agreement or any other Transaction Document or any agreement contemplated hereby or thereby contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. To the best knowledge of the Warrantors, there is no fact that would materially adversely affect the assets, business, prospects, financial condition or results of operations of the Group Companies that has not been set forth in this Agreement or the Disclosure Schedule.

5.	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

Each Investor hereby, severally and not jointly, represents and warrants to the Company as of the date and as of the Closing as follows:

5.1	Organization. Such Investor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

5.2

Authorization. Such Investor has all requisite power, authority and capacity to enter into the Transaction Agreements to which it is a party, and to perform its obligations under the Transaction Agreements to which it is a party. This Agreement has been, or will be immediately prior to the Closing be, duly authorized, executed and delivered by such Investor. This Agreement and the Shareholders Agreement, when executed and delivered by such Investor, will constitute valid and legally binding obligations of such Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and to general equitable principles. No consent, approval or authorization of, or filing or registration with any governmental authority is required to be obtained by such Investor in connection with the execution and delivery of the Transaction Agreements by such Investor or the performance of such Investor’s obligations hereunder or thereunder.

5.3

Purchase for Own Account. The Purchased Shares will be acquired for such Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

6.	CONDITIONS TO THE INVESTOR’S OBLIGATIONS AT THE CLOSING.

6.1

The obligations of each Investor to purchase the Purchased Shares at the Closing are subject to the fulfillment, on or prior to the Closing Date, to the satisfaction of such Investor (or written waiver thereof given by such Investor) of the following conditions:

(a)

No Injunction. No applicable Laws shall have been adopted or promulgated after the date of this Agreement by any Governmental Authority, and no temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction (an “Injunction”) shall be in effect, in any case having the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

(b)

No Legal Proceeding. No Action shall have been initiated or threatened by any Governmental Authority seeking an Injunction having the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

(c)

Representations and Warranties True and Correct. The representations and warranties made by the Warrantors in Section 4 hereof shall be true and correct, and not, in material respects, misleading when made, and shall be true and correct, and not, in material respects, misleading as of the Closing Date with the same force and effect as if they had been made on and as of such date, subject to changes expressly contemplated by this Agreement.

(d)

Performance of Obligations. The Warrantors shall have performed and complied with all covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Warrantors on or before the Closing.

(e)

Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident thereto, including without limitation the written approval from all of the then current holders of equity interest of each Group Company that is a party to this Agreement and/or the other Transaction Documents, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance reasonably satisfactory to the Investors, and the Investors shall have received all copies of such documents as it may reasonably request in a form as agreed by the Investors.

(f)

Permits. The Warrantors shall have obtained any and all Permits (if needed) from the competent Governmental Authorities and any other Persons necessary for consummation of the transactions contemplated by the Transaction Documents, including waivers by the then existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Purchased Shares at the Closing.

(g)

Compliance Certificate. The Company shall have delivered to such Investor a certificate, dated the Closing Date, signed by a director of the Company, a director of the BVI Subsidiary I, a director of the BVI Subsidiary II, a director of the Cayman Subsidiary, a director of the HK Subsidiary I, a director of the Founder Lu Holdco, the legal representatives of each of the WFOE I, Jiangsu Yunxuetang, Beijing Yunxuetang, Suzhou Xuancai, XWLJ and Beijing Guoshi and Founder Lu certifying that (i) the conditions specified in this Section 6.1 have been fulfilled; (ii) that the resolutions of the board of directors and resolutions of the shareholders of each Group Company that is a party to this Agreement and/or the other Transaction Documents (as applicable) approving the transactions contemplated hereby remain un-amended and in full force and effect, and (iii) that the resolutions of the shareholders of the Company adopting the Restated Articles remain un-amended and in full force and effect.

(h)

Amendment to Constitutional Documents. The Restated Articles (in the form attached hereto as Exhibit A) shall have been duly adopted by the Company by all necessary corporate action of its Board and its shareholders and shall have been duly submitted for filing with the Registrar of Companies in the Cayman Islands as evidenced by an email confirmation from the registered office provider of the Company.

(i)

Register of Members. Such Investor shall have received a copy of the Company’s updated register of members, certified by the registered office provider of the Company as true and complete as of the Closing, reflecting such Investor as the holder of the Purchased Shares and Matrix as the holder of the Founder Lu Transferred Shares at the Closing.

(j)

Execution of Fifth Amended and Restated Shareholders Agreement. The Shareholders Agreement (in the form attached hereto as Exhibit B) shall have been duly executed and delivered by all parties thereto (except for the Investors).

(k)

Execution of Fourth Amended and Restated Share Restriction Agreement. The Company shall have delivered to the Investors the Fourth Amended and Restated Share Restriction Agreement (in the form attached hereto as Exhibit C) (the “Founder Lu Share Restriction Agreement”), duly executed by the Company, Founder Lu and all other parties thereto (except for the Investors).

(l)

No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement and no change or revision to the current applicable Laws that would result in such Material Adverse Effect.

6.2

The Warrantors shall use all reasonable efforts to procure the satisfaction of the conditions set out in Section 6.1 above as soon as reasonably practicable and in any event before the Termination Date (as defined below). If at any time any of the Warrantors becomes aware of a fact or circumstance that might prevent a condition from being satisfied, it shall immediately notify the Investors in writing.

6.3

Each Investor may at any time waive in writing any of the conditions set out in Section 6.1 above, on such terms as it may decide and proceed to Closing without the satisfaction of such condition; provided that the Warrantors shall ensure that any such condition so waived shall be fulfilled as soon as practicable following the Closing.

6.4

If any of the conditions (which have not previously been waived by the Investors) have not been satisfied on or before the Termination Date, then each Investor may at any time on or after the Termination Date, at its option (but without prejudice to any other right or remedy it may have), by notice to the Company:

(a)

waive any conditions then unsatisfied (provided that the Warrantors shall ensure that any such conditions so waived shall be fulfilled as soon as practicable following the Closing or by a date specified in writing by such Investor following the Closing);

(b)	postpone Closing to a date (being a Business Day) which is not more than seven (7) Business Days after the initial Termination Date; or

(c)	without any prejudice to Section 9.17, terminate this Agreement without being liable to any of the Warrantors.

7.	CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING.

The obligation of the Company to allot and issue the Purchased Shares to any Investor pursuant to this Agreement is subject to the fulfillment, on or prior to the Closing Date, of the following conditions:

7.1

Representations and Warranties. The representations and warranties of such Investor contained in Section 5 hereof shall be true and correct when made, and shall be true and correct as of the Closing Date with the same force and effect as if they had been made on and as of such date.

7.2

Proceedings and Documents. All corporate and other proceedings (if applicable) on the part of such Investor in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall have been completed.

7.3

Execution of Transaction Documents. Such Investor shall have delivered to the Company the Shareholders Agreement and the Founder Lu Share Restriction Agreement to which such Investor is a party as duly executed by such Investor.

8.	COVENANTS OF THE WARRANTORS.

The Warrantors jointly and severally covenants to the Investors as follows:

8.1

Use of Proceeds. Except as otherwise provided in this Agreement, the Company shall use the proceeds from the issuance and sale of the Purchased Shares (the “Proceeds”) for the growth and expansion, the capital expenditure and working capital of the Group Companies relating to the Business, including with respect to the market expansion, product contents, artificial intelligence/big data and team building, except approved otherwise by the Investors in advance in writing. Other than as provided above and items approved in advance by the Investors in writing, the Proceeds shall not be used to repurchase, redeem or cancel any junior securities or to make any payments to shareholders, directors or officers of the Group Companies, or for repayment of any loans guaranteed by the directors of the Group Companies except for the payment for a bona fide arms-length transaction approved by the Board in accordance with the Shareholders Agreement.

8.2

Availability of Ordinary Shares. The Company hereby covenants that at all times there shall be made available, free of any Liens, for issuance and delivery upon conversion of the Purchased Shares such number of Ordinary Shares in the share capital of the Company as are from time to time issuable upon conversion of the Purchased Shares, and will take all steps necessary to increase its authorized share capital to provide sufficient number of Ordinary Shares issuable upon conversion of the Purchased Shares.

8.3

Compliance by Founder Parties. The Founder Parties shall fully comply with all applicable Laws on a continuing basis. The Founder Parties undertake that each of them shall act in the best interest of the Group Companies, and in no event shall any of them conduct any action or inaction that could harm the interests of, or infringe the lawful rights or interests of the Group Companies. Founder Lu further covenants and undertakes to the Investors that, after the Closing, Founder Lu shall not, directly or indirectly, create, incur, assume or guarantee, or with respect to which Founder Lu will otherwise become directly or indirectly liable for, any Liability that would adversely affect the Qualified Public Offering of the Group Companies.

8.4

Business of Group Companies. The business of the Offshore Group Companies shall be restricted to the direct or indirect holding, management and disposition of equity interest in the WFOEs. The business of the WFOEs and the Domestic Companies shall be restricted to the Business.

8.5

Regulatory Compliance. The Group Companies shall, and the Founder Parties shall procure the Group Companies to, comply with applicable Laws (including without limitation Laws relating to value-added telecommunications business, internet audio-video business, internet publishing business, foreign investment, foreign exchange control, anti-monopoly, anti-corruption, taxation, employment, social insurance and intellectual property) in all material respects and obtain and maintain in effect all Permits from the competent Governmental Authorities and other Persons required for conducting the Business. Without limiting the foregoing:

(a)	Certain Operation Permits. Jiangsu Yunxuetang shall use its best commercial efforts to:

(i)

prior to the earlier of (A) the date of submitting application to the relevant stock exchange for initial public offering of the Company or (B) the date of expiry of the rectification period required by the relevant Governmental Authority, apply for and obtain the Online Broadcasting Audio-visual Programs License (信息网络传播视听节目许可证) (the “Online Broadcasting License”) or take other alternative actions satisfactory to Matrix for the purpose of complying with the applicable PRC Laws in connection with the disseminating of audio-video programs through information network;

(ii)	as soon as practicable after the Closing, in no event later than two (2) months after January 25, 2021, complete renewal of the SP License;

(iii)

as soon as practicable after the Closing, in no event later than three (3) months after January 25, 2021, apply for and obtain the Type B22 Value-Added Telecommunications Business Operation License (i.e. Value-Added Telecommunications Business Operation License for domestic multi-party communication service business) (the “Type B22 License”).

(iv)	to the extent required by applicable Laws or needed for the operations of the Group Companies, procure the Internet Publication Permit (互联网出版服务许可证) (the “Internet Publication Permit”); and

(v)

as soon as practicable after the Closing, apply for permit to run schools (办学许可证) (the “School Permit”) with relevant Governmental Authority, or to the extent that the relevant Governmental Authority promulgates rules or regulations making such permit not necessary for Jiangsu Yunxuetang to continue to conduct the Business, make filings and registrations (if required) with relevant Governmental Authority and take such other actions in compliance with the applicable Laws (including but not limited to the Non-state Education Promotion Law (《中华人民共和国民办教育促进法》)).

In each of the above sub-clauses (i) through (v), the Online Broadcasting License, the SP License, the Type B22 License, the Internet Publication Permit and the School Permit shall be issued by the competent Governmental Authorities in accordance with applicable Laws.

(b)	Application and Registration of Intellectual Properties. Any future material Intellectual Property of the Group Companies shall be applied by and registered under the name of the Group Companies.

(c)

Compliance Mechanism. The Group Companies shall, pursuant to a time schedule reasonably proposed by the Board, implement and maintain a proper inspection and monitoring system or policy to ensure that the Group Companies will review, inspect and monitor the copyright of the contents and information contained in the Course Materials and other materials used in its Business operation both before and after them being offered to users and customers for the purpose of preventing the Group Companies from being held liable for any legal non-compliance of such contents or information.

8.6

Qualified Public Offering. Subject to necessary approvals required therefor, the Company and the Founder Parties shall use their best effort to consummate a Qualified Public Offering before the fourth (4th) anniversary of January 25, 2021. Details of the Qualified Public Offering, including without limitation the exchange on which such public offering is to be effected, will be determined by the Board. The Founder Parties shall ensure that, prior to the commencement of a Qualified Public Offering by the Company, each Group Company and the Founder Parties are in compliance with all applicable Laws and legal requirements in all material respects and that there is no barrier to repatriation of profits, dividends and other distributions from the WFOEs (or any successor entity) to the Company.

8.7

Lock-up. Subject to the terms and conditions hereof, following a Qualified Public Offering, transfer of shares in the Company by any Founder Party or any holder of Ordinary Shares (other than the Ordinary Shares upon conversion of the Preferred Shares) who is a principal or a management member of any Group Company shall be subject to any customary lock-up restriction to the extent requested by the lead underwriter of securities of the Company in connection with the registration relating to such Qualified Public Offering. In the event of any initial public offering by the Company or any member of the Group Companies, each of the Company and Founder Lu agrees to take all reasonable steps consistent with all legal requirements to facilitate minimizing any restrictions on the transfer of any Purchased Shares (or the Conversion Shares) held by the Investors.

8.8	Intellectual Property.

(a)

Except with the written consent of the Investors, the Group Companies shall, and the Warrantors shall cause the Group Companies to take all reasonable steps to protect their respective Intellectual Property rights, including without limitation (i) registering their respective material trademarks, brand names, domain names, copyrights and patents (as applicable); (ii) requiring each employee and consultant of each Group Company to enter into a confidential and intellectual property assignment agreement, which shall contain requirements to (x) protect trade secret or proprietary information, and (y) to refrain from using any intellectual property of third parties including prior employers without authorization, in each case with applicable Group Company; and (iii) requiring each key employees (other than the Key Employees who have already entered into such agreement) to enter into a non-competition and non-solicitation agreement requiring such persons to protect and keep confidential such Group Company’s confidential information, intellectual property, technical know-how and trade secrets, prohibiting such persons from competing with such Group Company for a reasonable time after their tenure with any Group Company, and requiring such persons to assign all ownership rights in their work product to such Group Company, in each case in form and substance satisfactory to the Board.

(b)

In the event that there is any potential or threatened claim of third parties against any Group Company in connection with or arising out of its usage of any trademarks/application of any self-developed software/application of any self-developed technology, the Group Companies undertake to, and the Founder Parties shall cause the Group Companies to, use their commercially reasonable efforts to, take any and all necessary actions to protect their Intellectual Property rights to use such trademarks/in such software/in such technology and mitigate the negative influence resulting from such claim. In the event that there is any actual claim of third parties against any Group Company in connection with or arising out of its usage of any Intellectual Property, the Warrantors shall notify Matrix as soon as practicable after such claim is brought against any Group Company and, without the prior written consent of Matrix, the Warrantors undertake not to withdraw or settle any relevant legal actions, not to grant any waiver, and not to agree to any termination or compromise in relation to any of the above-mentioned claims.

8.9	Non-Compete.

(a)

The Warrantors acknowledge that each Investor has agreed to invest in the Company on the basis of the continued and exclusive services of and full devotion and commitment by Founder Lu and the other Key Employees to the Group Companies, and agrees that the Investors should have reasonable assurance of such basis of investment. Founder Lu undertakes to the Investors that he shall devote his full time and attention to the business of the Group Companies and shall use his best efforts to develop the business and interests of the Group Companies. The Warrantors undertake to make their reasonable efforts to procure that each of the Key Employees shall devote his or her full time and attention to the business of the Group Companies and shall use his or her best efforts to develop the business and interests of the Group Companies. Founder Lu undertakes to the Investors that, unless with the prior written consent of the Investors, (i) during the period he, directly or indirectly, holds (including through his Affiliates or Associates) any equity interest in, or is employed by, or serves as a director or officer of, any of the Group Companies (the “Affiliation Relationship”), whichever period is longer, and within two (2) years after the termination of such Affiliation Relationship, and (ii) during the period the Investors holds any Series E2 Preferred Share of the Company (the total period in (i) and (ii), the “Restriction Period”), Founder Lu will not, and will procure that each of Founder Lu’s Affiliate (especially Suzhou Yunzheng Network Technology Co., Ltd. (苏州云政网络科技有限公司) (“Suzhou Yunzheng”)) or each of Founder Lu’s Associates will not, in any Relevant Jurisdiction, directly or indirectly:

(i)	conduct any action or inaction that could harm the interests of, or infringe the lawful rights and interests of, any of the Group Companies and/or its Affiliates;

(ii)	solicit or entice away, or endeavor to solicit or entice away, any director, officer or employee of any Group Company;

(iii)

render consulting services or any other services or assistance to any Person in conducting business that is the same or similar to, or otherwise competing with the Business of the Group Companies, either in his individual capacity or as a representative or employee of another individual or entity; and

(iv)

control, conduct or participate in, or invest or hold interests in any entity, business operation or activities that is the same or similar to, or otherwise competes or would compete with the Business of the Group Companies as currently or subsequently being conducted during the Restriction Period, in any form (including without limitation, investment, acquisition, co-operation, joint venture, operation, partnership, contractual operation, lease operation, equity holding), whether for its own account or for the benefit of any other Person, except for the holding, as a passive and public investor, of no more than one percent (1%) of the shares in publicly traded companies that may compete with any Group Company.

(b)

The Warrantors further undertake to the Investors to use their reasonable efforts to procure that the directors nominated by Founder Lu, the senior management members of the Group Companies, and the other Key Employees, will not, directly or indirectly, compete with the Business carried on by any Group Company in the above manner during the period that the foregoing persons are direct or indirect shareholders, directors, senior management members or Key Employees of the Group Companies and within two (2) years after each such person or each of them ceases to be a direct or indirect shareholder of the Group Companies or leaves his or her director or senior management post or terminates his or her employment with the Group Companies.

(c)

Founder Lu further undertakes to the Investors that in the event that the operation of any of Founder Lu’s Affiliates (to the extent such operation is permitted pursuant to the other provisions under this Section 8.9) or the fact that Founder Lu directly or indirectly holds Equity Securities in any Person other than a Group Company could adversely affect the Qualified Public Offering of the Group Companies, Founder Lu shall eliminate such adverse effects in a proper and timely manner to the reasonable satisfaction of the Investors.

(d)

During the Restriction Period, in the event any entity directly or indirectly established or managed by Founder Lu or his Affiliates, engages or will engage in any business which is the same or similar to or otherwise competes with the Business of the Group Companies, Founder Lu shall cause such entity, to disclose any relevant information to the Investors upon request and transfer such entity or business to any of the Domestic Companies or any subsidiary designated by the Domestic Companies immediately thereafter.

(e)

For purpose of this Section 8.9, “Relevant Jurisdiction” means a jurisdiction in which any Group Company carries on or conducts any business, including but not limited to the PRC, Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan.

8.10

Related Party Transactions. The Warrantors shall cause each Group Company to, improve management regarding Related Party transactions and shall not conduct any transaction with any Related Party of any Group Company unless on arm’s length basis and with due corporate approval in accordance with the Shareholders Agreement and the Restated Articles. The Warrantors shall cause the Group Companies to, (i) no later than the 30th day prior to the end of each fiscal year of the Company, prepare and deliver to the Board a pricing policy for related party transactions for the following fiscal year, which shall include the basis of such pricing policy and a projected maximum contract value of each type of related party transactions, (ii) within ninety (90) days after the end of each fiscal year of the Company, prepare and deliver to the Board a report by the auditor on its review of the related party transactions conducted by the Group Companies during such fiscal year (including with respect to the transfer pricing methodology and the compliance by the Group Companies with applicable transfer pricing laws, accounting standards and the duly adopted transfer pricing policies), and (iii) take appropriate rectification measures if any Related Party transactions would adversely affect the Qualified Public Offering of Group Companies.

8.11

Use of Investor’s Brands and Marks. Notwithstanding anything to the contrary in this Agreement, without the prior written consent of Matrix, and whether or not Matrix or any of its Affiliates are then a shareholder of the Company, the Warrantors shall not, and shall cause the Affiliates of the Group Companies not to, use in advertising, publicity, announcements, or otherwise the name of “Matrix”, “Matrix Partners”, “经纬”, “经纬中国” and any associated logos of the above brands, or any company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned or used by Matrix or any of its Affiliates; except for the reference to “Matrix”, “Matrix Partner”, “经纬” and/or “经纬中国” in a factual statement that the Company is a portfolio company of Matrix (to the extent such information is by then in the public domain).

8.12	Equity Compensation; ESOP.

(a)

The Company shall not, and shall procure the other Group Companies not to, directly or indirectly issue Ordinary Shares, share options or other forms of equity of the Company to any employee, director or consultant of any of the Group Companies except pursuant to an employee stock option plan duly adopted by the Company from time to time in accordance with the Shareholders Agreement and the Restated Articles.

(b)

With respect to the Existing ESOP Shares (representing 1.9951% of the fully-diluted share capital of the Company immediately prior to the Closing and 1.8746% of the fully-diluted share capital of the Company upon the Closing) which have been reserved for share options to be granted to the employees, directors or consultants of the Group Companies, a formal ESOP (including terms on the exercise price and the vesting schedule of the options) shall not be adopted prior to the Closing and shall be determined and adopted by the Board of the Company after the Closing (subject to such approvals as required under the Shareholders Agreement and the Restated Articles). Should recipients of any option under any ESOP fail to exercise such option in a manner not in conflict with applicable PRC Laws, including Circular 37 and Circular 7, no option under any ESOP may be actually exercised, and no shares thereunder may be issued to such recipients, unless and until after the requisite filing, if applicable, with SAFE pursuant to Circular 37 or Circular 7 (as the case may be) has been completed. Each recipient of an option to purchase Ordinary Shares under the ESOP shall enter into a share option agreement with the Company in the form and substance reasonably acceptable to Matrix. Except as may be expressly set forth in the Shareholders Agreement, without the prior written consent of Matrix, no securities other than Existing ESOP Shares shall be reserved by any Group Company for any ESOP.

8.13

Independent Auditors. The Company shall engage one of the Big Four accounting firms (i.e., Deloitte & Touche or Ernst & Young, KPMG, and PricewaterhouseCoopers) or other reputable accounting firms acceptable to the Investors and shall cause such accounting firm to audit the Company’s annual consolidated financial statements.

8.14

Cash Deposit. All the Group Companies’ cash shall be deposited with sound international or PRC financial institutions, and all such cash deposits shall be short-term with free liquidity unless otherwise approved by the Board.

8.15

Tax Covenants. The Warrantors shall cause each Group Company to comply with all applicable tax Laws in all material respects, including without limitation, Laws pertaining to corporate income tax, individual income tax, value added tax and business tax.

8.16

Business Operation. During the period between the date hereof and the Closing, except as the Investors otherwise agrees in writing or as expressly contemplated under this Agreement or as required by applicable Laws, each of the Group Companies who is a party to this Agreement and/or the other Transaction Documents shall (and the Warrantors shall use best endeavors to cause each of the Group Companies to) (i) conduct its business in the ordinary course consistent with past practice, as a going concern and in compliance with all applicable Laws and all Contracts of the Group Companies in all material respects, (ii) pay or perform its debts, Taxes, and other obligations when due, (iii) maintain its assets in a condition comparable to their current condition, with reasonable wear, tear and depreciation excepted, (iv) preserve intact its current business organizations and keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with, (v) periodically report to the Investors concerning the status of its business, operations and finance, and (vi) promptly take all actions reasonably necessary to consummate the transactions contemplated by this Agreement, including the taking of all reasonable acts necessary to cause all of the conditions set out under Section 6 to be satisfied.

8.17

Covenants regarding Activities prior to Closing. Except as required or expressly permitted by this Agreement, no resolution of the directors, owners, members, partners or shareholders of any of the Group Companies shall be passed, nor shall any action, contract or commitment be entered into, with respect the following, in each case, prior to the Closing without the prior written consent of the Investors:

(a)	any amendment to the memorandum of association and/or articles of association of any Group Company;

(b)	any action by any of the Group Company to authorize, create or issue or redeem or repurchase or reclassify any shares or securities of any class or series of such Group Company;

(c)	the declaration and/or payment of any and all dividends on any securities of any Group Company or payment of any other distributions to any shareholder of any Group Company;

(d)	any merger, consolidation, scheme of arrangement, recapitalization or sale, transfer, lease or other disposition of any material assets of any Group Company;

(e)	any change in the number of directors of any Group Company;

(f)

any filing by or against any Group Company for the appointment of a receiver, administrator or other form of external manager, or the winding up, liquidation, bankruptcy or insolvency of any Group Company;

(g)	any expenditure, any purchase and disposal of assets and businesses, or any purchase and disposal of assets and businesses worth, in the aggregate, more than US$200,000 by any Group Company;

(h)	other than in the ordinary business, any business transactions of the Group Companies (taken as a whole) exceeding the amount of US$200,000 or out of scope of principal business;

(i)

any capital commitment, loan transaction or mortgage or pledge transaction of the Group Companies (taken as a whole) exceeding the amount of US$200,000 in a transaction or a series of related transaction;

(j)

establishment of any subsidiary or Affiliates (including any non-legal person branch) and the signing of any shareholders’ agreement or joint venture agreement or cooperation agreement by any Group Company; and

(k)	any purchase or lease by any Group Company of any real estate properties not in the ordinary course of business.

8.18	Information. If at any time before the Closing, any of the Warrantors comes to know of any material fact or event which:

(a)	is in any way materially inconsistent with any of the representations and warranties given by any Warrantor, and/or

(b)	suggests that any material fact warranted may not be as warranted or may be materially misleading, and/or

(c)

might affect the willingness of a reasonable investor in making a prudent decision to purchase the Purchased Shares or the amount of consideration which an Investor would be prepared to pay for the Purchased Shares, then such Warrantor shall give immediate written notice thereof to each Investor in which event, in addition to any other rights or remedy that is available to the Investors under this Agreement or applicable Law, such Investor may within five (5) Business Days of receiving such notice terminate this Agreement by written notice to the other parties hereto without any penalty whatsoever on such Investor.

8.19

Other Issues in the Disclosure Schedule. As soon as practicable after the Closing, the Warrantors shall, in a manner reasonably acceptable to the Investors, resolve the other issues which are disclosed in the Disclosure Schedule or identified by the Investors in the due diligence process but not expressly specified as a specific covenant under this Section 8 or a specific condition for the Closing under Section 6 hereof. The covenants under this Section 8.19 shall not preclude, be prejudice to, or otherwise limit in any way, the Warrantors’ indemnification liabilities under Section 9.1 below or any other right of or remedy available to the Investors.

8.20

Performance of Transaction Documents and Other Documents. After the Closing, each of the Warrantors shall duly perform their respective obligations pursuant to the Transaction Documents and all other ancillary documents, the forms of which are attached thereto, and any other instrument or documents for or in connection with consummation of the transactions contemplated in the Transaction Documents.

8.21

Performance of Cooperative Agreements. Each Group Company which is a party hereto shall duly perform, and the Warrantors shall cause each Group Company to duly perform, the Cooperative Agreements entered into by such Group Company. WFOE I shall, and the Warrantors shall cause each WFOE to, and promptly and diligently enforce its rights under the Cooperative Agreements entered into by such Group Company in the event of any breach or violation thereof by any other party thereto.

8.22

Disposition of Related Companies of Founder Lu. As soon as practicable but in any event no later than December 31, 2021, Founder Lu shall dispose of all of his equity interests in Jiangsu Ousuo Software Co., Ltd. (江苏欧索软件有限公司) and Suzhou Yunzheng respectively to a third party that is not his Affiliate or Associate, in each case in a manner satisfactory to Matrix, and shall provide the Investors with documents evidencing such disposition (which shall be in form and substance satisfactory to the Investor).

8.23

Tax Declaration. To the extent a Form 8832 (Entity Classification Election) or Form SS-4 (Application for Employer Identification Number) is proposed to be filed by or on behalf of any Group Company with the relevant Governmental Authorities (whether pursuant to any Prior Financing Documents or otherwise), the relevant Group Company shall obtain Matrix’s prior written consent before making any filing of the aforesaid forms, and any such form to be filed shall be in form and substance satisfactory to Matrix.

8.24	Zhong Ou Acquisition. The Warrantors shall duly perform their obligations under the Zhong Ou Acquisition Agreements in accordance with the terms thereof.

8.25

Registration with Competent Governmental Authorities. As soon as practicable but in any event no later than December 31, 2021, Beijing Yunxuetang shall and the other Warrantors shall cause Beijing Yunxuetang to, at its election, (a) register the change of its legal address to its actual place of business with competent Governmental Authorities and obtain an updated business license thereof, or (b) be liquidated and de-registered with the relevant Governmental Authorities, in each case in accordance with the applicable PRC Laws, with evidence thereof to be delivered to the Investors.

8.26

Filing of Lease. As soon as practicable after the Closing, the Warrantors shall cause the Group Companies to register all their current lease agreements with the competent Governmental Authorities for record, with evidence thereof to delivered to the Investors.

8.27

Management System of the Intellectual Property of Courses. The Warrantors shall cause the Group Companies to implement and maintain a management system of all the Intellectual Properties used in the Courses Materials, under which, including without limitation, (i) with regard to any Intellectual Property solely owned or jointly owned by any Group Company, the Group Companies will claim their ownership of such Intellectual Property in a visible manner showing on the Course Materials or otherwise and make sure that such Intellectual Property will not infringe, violate or misappropriate any third party’s rights; and (ii) with regard to any Intellectual Property not owned by any Group Company, the Group Companies will present a disclaimer in a visible manner showing on the Course Materials or otherwise to the audiences of the courses, clearly stating that the Group Companies do not own such Intellectual Property and will not take any responsibility for any actual or alleged infringement, violation or misappropriation of such Intellectual Property.

8.28

Business Plan and Budget. The Company shall as soon as practicable but within three (3) months after the Closing or any other longer period approved in writing by Matrix provide to Matrix the business plan and budget for the twelve (12) months following the Closing to Matrix’s satisfaction.

8.29

Capital Injection and Tax Filing. Unless otherwise agreed to by the Investors in writing, all Proceeds shall be injected into the registered capital of the WFOE I, provided that US$20,000,000 can be reserved in the offshore bank of the Company to facilitate its overseas payment of relevant professional service charges incurred in connection with the transactions contemplated hereunder and a proposed initial public offering of the Company. In the event of a subsequent sale of Equity Securities in the Company by any Investor in which event such Investor is required to file any income Tax, capital gain Tax or any other transfer Tax with any PRC Governmental Authorities under applicable PRC Laws, each of the Founder Parties, the Company and the WFOE I agrees that, upon the reasonable request of such Investor, he/she/it will exercise reasonable best endeavor to provide or cause to be provided such Investor with necessary information and assistance to facilitate such Investor in its negotiation or communication with the competent PRC Governmental Authorities with respect to such Investor’s indirect Tax basis or equity cost in the Group Companies for the purposes of determining any income Tax, capital gain Tax or other transfer Tax calculated with reference to gains made through the subscription, purchase and sale of such Investor’s Equity Securities in the Company.

8.30

Shareholder Confirmation. As soon as practicable but in any event within three (3) months after January 25, 2021, the Warrantors shall cause each of the Persons who is a shareholder of the Company to execute and issue a confirmation letter to the Company in form and substance satisfactory to Matrix, stating and confirming that, such shareholder of the Company agrees to use its investment amount actually paid into the share capital (and/or share premium) of the Company to calculate its own tax cost basis for equity investment in the Company, provided that the foregoing tax cost basis shall be subject to final determination of the relevant PRC tax authorities. The Company shall not agree to any amendment, revocation, withdrawal or waiver of such confirmation letter without the prior written consent of Matrix, and a copy of such confirmation letter shall be provided to the Investors.

8.31

Access. During the period between the date hereof and the Closing, upon the Company’s receipt of prior written notice issued by any Investor at least three (3) days in advance, the Warrantors shall permit such Investor, or any representative thereof, to (i) visit and inspect the properties of the Group Companies, (ii) inspect the contracts, books of account, records, ledgers, and other documents and data of the Group Companies, (iii) discuss the business, affairs, finances and accounts of the Group Companies with officers and employees of the Group Companies, and (iv) review such other information as such Investor may reasonably request, in such a manner so as not to unreasonably interfere with their normal operations.

8.32

Compliance with Anti-Corruption, Anti-Money Laundering and Trade Control Laws. The Warrantors shall not and shall cause other Group Companies not to, and shall not permit explicitly or implicitly any of its or their respective directors, officers, managers or employees or permit explicitly any of its independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any third party, including any Public Official, in each case, in violation of any Anti-Corruption Laws. The Warrantors shall cause each of the Group Companies not to, take or permit any actions that is in violation of applicable Compliance Laws, and the Warrantors shall cause each of the Group Companies to, cease all of its or their respective activities or actions, as well as remediate any actions taken by the Group Companies, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents, that are in violation of any Compliance Laws. As soon as practicable and in any event within six (6) months after the Closing, the Warrantors shall cause each of the Group Companies to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to the reasonable satisfaction of the Investors to ensure compliance with the Compliance Laws and other applicable Laws.

8.33

Establishment of Subsidiaries or Branches in Qingdao and Chengdu. As soon as practicable after the Closing, the existing offices in Qingdao and Chengdu operated by the Group Companies shall be registered as a subsidiary or branch of a Group Company.

8.34

Contribution of Registered Capital of Suzhou Xuancai. As soon as practicable but in any event within three (3) months after January 25, 2021, Suzhou Xuancai shall, the Warrantors shall cause Suzhou Xuancai to, amend the deadline for contribution of the registered capital of Suzhou Xuancai in its articles of association to a later date in light of the estimated contribution schedule determined by the Board.

8.35

Release of Founder Lu Holdco Mortgage. As soon as practicable but in any event within three (3) months following the Closing, Founder Lu Holdco shall repay any and all outstanding amount under the Founder Lu Holdco Loan Documents (as defined in the Shareholders Agreement) and the Founder Lu Holdco Mortgage (as defined in the Shareholders Agreement) shall be fully and finally released and discharged.

9.	MISCELLANEOUS.

9.1	Indemnity.

(a)

The Warrantors shall, jointly and severally, indemnify each Investor, and its Affiliates, each of their respective directors, officers, employees, agents and assigns (each, an “Indemnitee”) from and against any losses, liabilities, damages, Liens, Taxes, penalties, necessary costs and expenses, including reasonable advisor’s fees and other reasonable expenses of investigation and defense of any of the foregoing, incurred by such Indemnitee (the “Indemnifiable Loss”) as a result of (i) any breach of any representation or warranty made by any Warrantor in this Agreement, the Disclosure Schedule, any other Transaction Document or any other schedule, instrument or certificate delivered pursuant to this Agreement or any other Transaction Document; (ii) any breach or default in performance by any Warrantor of any covenant, agreement or obligation of any Warrantor as set forth in this Agreement, any other Transaction Document or any schedule, instrument or certificate delivered pursuant to this Agreement or any other Transaction Document; and (iii) any non-compliance (whether before or after the Closing) with applicable Laws (including without limitation, conducting the Business without obtaining proper Permits from the competent Governmental Authorities or holders of Intellectual Property rights, and failure to withhold/pay any tax for or on behalf of the employees or make full contributions and payments for or on behalf of the employees in respect of all statutory social insurance and housing plans on a timely basis as required by the applicable Laws).

(b)

If an Indemnitee believes that it has a claim that may give rise to an indemnity obligation of any Warrantor hereunder, it shall promptly notify the Warrantors stating specifically the basis on which such claim is being made, the material facts related thereto, and (if ascertainable or quantifiable) the amount of the claim asserted; provided that failure to provide such notice (each, a “Claim Notice”) shall not relieve any Warrantor from its indemnification obligation hereunder except to the extent such Warrantor has been actually and materially prejudiced by such failure. For purposes hereof, notice delivered to the Company at the Company’s address pursuant to Section 9.6 shall constitute effective notice to all Warrantors. In the event of a third party claim against an Indemnitee for which such Indemnitee seeks indemnification from the Warrantors, no settlement shall be deemed conclusive with respect whether there was an Indemnifiable Loss or the amount of such Indemnifiable Loss unless such settlement is consented to by the Warrantors. Notwithstanding the foregoing sentence, any undisputed portion of Indemnifiable Loss claimed by an Indemnitee shall be indemnified and paid by the Warrantors to such Indemnitee within twenty (20) Business Days upon delivery of the notice by such Indemnitee without further action on its part. Any dispute related to this Section 9.1(b) shall be resolved pursuant to Section 9.15 hereof.

(c)

Specifically, but not by way of limitation, the Warrantors shall jointly and severally indemnify any Indemnitee for any Indemnifiable Losses suffered by such Indemnitee as a result of or arising out of:

(i)

any Warrantor’s failure to withhold any tax, or pay any tax or social insurance or housing funds (including any non-payment or underpayment thereof) in accordance with the applicable Laws for all tax periods or contribution periods (as applicable);

(ii)

any Founder Party’s and/or any Group Company’s failure to comply with any applicable Laws (including without limitation any Founder Party’s and/or Group Company’s failure to comply with any tax or labor related Laws) in any material respects that incurred or existed on or prior to the Closing Date;

(iii)

any liability incurred by any Group Company arising out of or in connection with any infringement upon any other Person’s rights to Intellectual Property, including without limitation, (A) infringement, violation or misappropriation of any Intellectual Property of any third party in connection with the use of any trademarks by the Group Companies; or (B) infringement, violation or misappropriation of any Intellectual Property of any third party in or to any Course Materials used by the Group Companies;

(iv)

any Group Company’s failure to timely obtain from the competent Governmental Authorities or duly maintain any Permit in accordance with the applicable Laws (including but not limited to lacking of the Online Broadcasting License, the Internet Publication Permit, the School Permit or the SP License, or insufficiency in the scope of permitted business covered by any value-added telecommunication permit held by any Group Company, in each case, to the extent such Permit or scope of business is required by applicable Law), or any Group Company’s breach of or default under any such Permit;

(v)

any of the Founder’s Affiliates’ or Associates’ conduct of any business that is the same or similar to or otherwise competes with the Business of the Group Companies (the “Affiliate’s Competition”) or the Group Companies’ failure to consummate a Qualified Public Offering due to the Affiliate’s Competition;

(vi)

any failure of Founder Lu or any other Domestic Resident to register and/or update his/her respective holding of equity interest in the Group Companies with the competent Governmental Authorities as required under Circular 37 and/or any other applicable Laws of the PRC.

(d)

Notwithstanding anything to the contrary, the indemnification obligations of the Warrantors under sub-clauses (i) through (vi) under Section 9.1(c) shall not be prejudiced or qualified by or be otherwise subject to any disclosure (in the Disclosure Schedule or otherwise) and shall apply regardless of whether the Warrantors or Indemnitees have any actual or constructive knowledge with respect thereto.

(e)

The indemnification provisions contained in this Section 9.1 are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any party or Indemnitee may otherwise have. No information (other than as disclosed in the Disclosure Schedule) relating to the Group Companies or the Founder Parties of which any Indemnitee has knowledge (actual or constructive) and no investigation by or on behalf of any Indemnitee shall prejudice any claim made by any Indemnitee under the indemnity contained in this Section 9.1 or operate to reduce any amount recoverable thereunder. It shall not be a defense to any claim against the Warrantors that an Indemnitee knew or ought to have known or had constructive knowledge of any information (other than as disclosed in the Disclosure Schedule) relating to the circumstances giving rise to such claim.

(f)

The representations and warranties as they were made on the respective dates by the Warrantors herein shall survive the Closing. Such representations and warranties of the Warrantors shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors. All covenants or agreements shall survive the Closing and remain in full force and effect in accordance with their terms.

9.2

Limitation of Indemnity. The indemnification provided in Section 9.1 is subject to the following limitations: an Indemnitee shall: (i) first seek indemnification from the Group Companies with respect to the whole and entire amount of the Indemnifiable Losses; and (ii) only in the event that the Group Companies are unable to (or have otherwise failed to) pay the Indemnitee the whole and entire amount of such Indemnifiable Losses within ninety (90) days after receipt of a Claim Notice, and to the extent the Indemnifiable Losses were resulted from any decision or action made or taken by the Warrantors without the duly approval of the Board in advance and constitutes gross negligence, willful misconduct or fraud of the Warrantors, the Indemnitee may seek indemnification with respect to any unpaid portion of the Indemnifiable Losses from the Founder Parties.

9.3	Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of Hong Kong as to matters within the scope thereof, without regard to its principles of conflicts of laws.

9.4

Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. This Agreement and the rights and obligations herein may not be assigned by any of the Warrantors without the written consent of the Investors. This Agreement and the rights and obligations therein may be assigned by the Investors to any of its Affiliates or any transferee of the Purchased Shares in a transfer that complies with the Shareholders Agreement without any consent of the other parties. Any Person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce, or to enjoy the benefit of, any term of this Agreement, provided that each Indemnitee shall be an express third party beneficiary who may enforce this Agreement pursuant to Section 9.1 and Section 9.2.

9.5

Entire Agreement. This Agreement, the other Transaction Documents, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

9.6

Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Schedule VI hereto, upon receipt of confirmation of error-free transmission; (c) when sent by electronic-mail at the e-mail address set forth in Schedule VI hereto, upon being sent unless failure delivery notice is received; (d) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the relevant party or parties as set forth in Schedule VI; or (e) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the relevant parties as set forth in Schedule VI with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto, but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses set forth in Schedule VI, or designate additional addresses, for purposes of this Section 9.6, by giving the other parties written notice of the new address in the manner set forth above.

9.7

Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consents of the Company, Founder Lu and the Investors. Any amendment effected in accordance with this Section 9.7 shall be binding upon each party hereto and each of their respective successors and assigns. Any term of this Agreement and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party against whom such wavier is sought. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

9.8

Waivers of Certain Shareholder’s Rights. Each of the Founder Parties by executing this Agreement, hereby waives any anti-dilution rights, rights of first refusal, preemptive rights and all other similar rights in connection with the issuance of the Purchased Shares.

9.9

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Warrantor or Investor, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such Warrantor or Investor, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Warrantor or Investor of any breach of default under this Agreement or any waiver on the part of any Warrantor or Investor of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Subject to Section 9.1 and Section 9.2, all remedies, either under this Agreement, or by Law or otherwise afforded to the Warrantors and the Investors shall be cumulative and not alternative.

9.10

Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, (i) all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement; (ii) the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (iii) the term “or” is not exclusive; (iv) words in the singular include the plural, and words in the plural include the singular; (v) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (vi) the masculine, feminine, and neuter genders will each be deemed to include the others; (vii) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (viii) the term “day” shall mean “calendar day”, and “month” shall mean calendar month, (ix) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement unless the context otherwise requires, (x) the phrase “directly or indirectly” shall mean directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xi) references to Laws include any such law modifying, reenacting, extending or made pursuant to the same or which is modified, reenacted, or extended by the same or pursuant to which the same is made, (xii) each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant, (xiii) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (xiv) all references to dollars or to “US$” are to currency of the United States of America and all references to “RMB” are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies), and (xv) references to a Party includes a reference to that Party’s successors and permitted assigns.

9.11

Language and Counterparts. This Agreement has been negotiated, concluded and executed in English language. This Agreement may be executed (including facsimile signature) in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and emailed copies of signatures shall be deemed to be originals for the purposes of the effectiveness of this Agreement.

9.12

Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

9.13

Confidentiality and Non-Disclosure. The parties hereto agree to be bound by the confidentiality and non-disclosure provisions of Section 8 of the Shareholders Agreement, which shall mutatis mutandis apply.

9.14

Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

9.15	Dispute Resolution.

(a)

Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 9.15(b) shall apply.

(b)

Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute, including the validity, invalidity, breach or termination of this Agreement, shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Arbitration Rules (the “HKIAC Rules”) then in effect, which rules are deemed to be incorporated by reference into this subsection (b). There shall be three (3) arbitrators. Where there are more than one (1) party to one (1) side of the dispute, the parties whose interests are aligned shall jointly select one (1) arbitrator. The other party to such a dispute shall select one (1) arbitrator. The HKIAC shall select the third arbitrator. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Agreement including such additions to the HKIAC Rules as are therein contained. The decision of the arbitrators (by rule of majority) shall be final and binding on the parties (including any decision on their fees) and their fees shall be borne and paid by the parties in such proportions as the arbitrators shall determine.

9.16

Expenses. If the Closing occurs or fails to occur for reasons solely attributable to the Group Companies and/or the Founder Parties, the Company shall reimburse and/or pay all legal, accounting, due diligence, administrative and other expenses and costs actually incurred by the Investors in connection with the Transaction Documents and the transactions contemplated thereby (including out-of-pocket expenses, third party consulting or advisory expenses and legal, accounting and other costs and expenses), for up to US$100,000. In any other circumstances, each Party shall bear all of its own costs and expenses incurred or to be incurred by it in connection with the Transaction Documents and the transactions contemplated thereby respectively.

9.17

Termination. Unless otherwise agreed herein, this Agreement may be terminated (i) by any Investor on or after March 31, 2021 or any later date as mutually agreed upon by the Investors and the Company in writing (the “Termination Date”), by written notice to the Company, if the Closing has not occurred on or prior to the Termination Date, provided that such Investor is not in material default of any of its obligations hereunder, or (ii) by any Investor in the event of any material breach or violation of any representation or warranty, covenant or agreement contained herein or in any of the other Transaction Documents by any Warrantor that is not curable or if curable, is not cured within twenty (20) Business Days of written notice given by such Investor. If this Agreement is terminated pursuant to this Section 9.17, this Agreement will be of no further force or effect, and the rights and obligations of the parties hereunder shall terminate and expire without any liability on any party to any other party; provided that, if only one Investor terminates this Agreement pursuant to Section 9.17, this Agreement shall be of no further force or effect with respect to such Investor terminating this Agreement; provided further that Section 1 and this Section 9 shall survive the termination of this Agreement and shall continue in full force and effect pursuant to their terms. Such termination under this Section 9.17 shall be without prejudice to any claims for damages or other remedies that the parties may have under this Agreement or applicable Law and shall not relieve any party from any liability for any breach or violation of this Agreement. For the avoidance of doubt, the termination by one Investor shall be without prejudice to the performance of this Agreement by any other Party.

9.18

Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under this Agreement and the other Transaction Documents are several and not joint, and no Investor is responsible in any way for the performance or conduct of any other Investor in connection with the transactions contemplated hereby. Nothing contained herein or in any other Transaction Document, and no action taken by any Investor pursuant hereto or thereto, shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the Investors. Each Investor agrees that no other Investor has acted as an agent for such Investor in connection with the transactions contemplated hereby.

9.19

No Recourse. Notwithstanding anything to the contrary in this Agreement or any other Transaction Documents, each Warrantor agrees and covenants that it shall not, and shall cause each of its Affiliates, directors, officers or employees not to, seek any remedy from, make any claim against, or otherwise have any recourse against, any of the Investor’s current or future Affiliates or its and their respective equity holders, directors, officers, employees, representatives, members, agents, or general or limited partners, whether by legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Laws, with respect to any matters under or in connection with this Agreement or any other Transaction Documents, provided that the Investors shall not voluntarily initiate any liquidation, dissolution or winding-up proceeding for so long as it holds any equity interests in the Group Companies.

9.20

Specific Performance. The parties hereto acknowledge and agree that irreparable harm may occur for which monetary damages may not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE GROUP COMPANIES:

UNICENTURY GROUP HOLDING LIMITED

By:	/s/ Lu Xiaoyan
Name:	Lu Xiaoyan
Title:	Authorized Signatory

YXT.COM Holding Limited

By:	/s/ Lu Xiaoyan
Name:	Lu Xiaoyan
Title:	Authorized Signatory

YXT.COM (HK) LIMITED (雲學堂控股(香港)有限公司)

By:	/s/ Lu Xiaoyan
Name:	Lu Xiaoyan
Title:	Authorized Signatory

Yunxeutang Information Technology (Jiangsu) Co., Ltd. (云学堂信息科技(江苏)有限公司) (corporate seal affixed hereto)

By:	/s/ Lu Xiaoyan
Name:	Lu Xiaoyan
Title:	Authorized Signatory

Jiangsu Yunxeutang Network Technology Co., Ltd. (江苏云学堂网络科技有限公司) (corporate seal affixed hereto)

By:	/s/ Lu Xiaoyan
Name:	Lu Xiaoyan
Title:	Authorized Signatory

Signature Page to Series E2 Preferred Share Purchase Agreement of Unicentury Group

Holding Limited

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE GROUP COMPANIES:

Beijing Yunxeutang Network Technology Co., Ltd. (北京云学堂网络科技有限公司) (corporate seal affixed hereto)

By:	/s/ Lu Xiaoyan
Name: Lu Xiaoyan
Title: Authorized Signatory

Suzhou Xuancai Network Technology Co., Ltd. (苏州炫彩网络科技有限公司) (corporate seal affixed hereto)

By:	/s/ Lu Xiaoyan
Name: Lu Xiaoyan
Title: Authorized Signatory

Suzhou Xiwenlejian Network Technology Co., Ltd. (苏州喜闻乐见网络科技有限公司) (corporate seal affixed hereto)

By:	/s/ Zu Teng
Name: Zu Teng
Title: Authorized Signatory

Beijing Guoshi Technology Co., Ltd. (北京果识科技有限公司) (corporate seal affixed hereto)

By:	/s/ Zu Teng
Name: Zu Teng
Title: Authorized Signatory

Signature Page to Series E2 Preferred Share Purchase Agreement of Unicentury Group

Holding Limited

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE GROUP COMPANIES:

Digital B-School China Limited

By:	/s/ Lu Xiaoyan
Name: Lu Xiaoyan
Title: Authorized Signatory

CEIBS Management Ltd.

By:	/s/ Lu Xiaoyan
Name: Lu Xiaoyan
Title: Authorized Signatory

Signature Page to Series E2 Preferred Share Purchase Agreement of Unicentury Group

Holding Limited

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDER PARTIES:

Founder Lu

Lu Xiaoyan (卢小燕)

/s/ Lu Xiaoyan

Founder Lu Holdco

UNCENTURY HOLDINGS LIMITED

By:	/s/ Lu Xiaoyan
Name: Lu Xiaoyan (卢小燕)
Title: Director

Signature Page to Series E2 Preferred Share Purchase Agreement of Unicentury Group

Holding Limited

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

Matrix Partners China VI Hong Kong Limited

By:	/s/ Zhang Ying
Name: Zhang Ying
Title: Director

Signature Page to Series E2 Preferred Share Purchase Agreement of Unicentury Group

Holding Limited

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

Hundreds Three Fund Limited Partnership

By:	Hundreds Capital, in its capacity in general partner of Hundred Three Fund Limit Partnership

By:	/s/ HE, Yanqing
Name: HE, Yanqing
Title: Authorized Signatory

Signature Page to Series E2 Preferred Share Purchase Agreement of Unicentury Group

Holding Limited

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

SCC Growth VI Holdco E, Ltd.

By:	/s/ Ip Siu Wai Eva
Name: Ip Siu Wai Eva
Title: Authorized Signatory

Signature Page to Series E2 Preferred Share Purchase Agreement of Unicentury Group

Holding Limited

LIST OF SCHEDULES AND EXHIBITS
Schedule I-A	List of Founder Parties

Schedule I-B	List of Investors

Schedule II	Particulars of Group Companies

Schedule III	Capitalization Table

Schedule IV	Disclosure Schedule

Schedule V	List of Key Employees

Schedule VI	Notices

Exhibit A	Form of Restated Articles

Exhibit B	Form of Fourth Amended and Restated Shareholders Agreement

Exhibit C	Form of Third Amended and Restated Share Restriction Agreement

Exhibit D	Form of Wire Transfer Instructions

SCHEDULE I-A

List of Founder Parties

SCHEDULE I-B

List of Investors

SCHEDULE II

Particulars of Group Companies

SCHEDULE III

Capitalization Table

SCHEDULE IV

Disclosure Schedule

SCHEDULE V

List of Key Employees

SCHEDULE VI

Notices

EXHIBIT A

Form of Restated Articles

EXHIBIT B

Form of Fifth Amended and Restated Shareholders Agreement

EXHIBIT C

Form of Fourth Amended and Restated Share Restriction Agreement

EXHIBIT D

Form of Wire Transfer Instructions